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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ACI WORLDWIDE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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April 21, 2008

Dear Stockholder:

        You are cordially invited to attend the 2008 Annual Meeting of Stockholders of ACI Worldwide, Inc. to be held on Tuesday, June 10, 2008, at 8:30 a.m. EDT at the NASDAQ MarketSite, 4 Times Square (at 43rd Street and Broadway), New York, New York 10036.

        Details of the business to be conducted at our 2008 Annual Meeting of Stockholders are provided in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

        Please use this opportunity to take part in the affairs of your company. Whether or not you plan to attend the annual meeting, please complete, date, sign and return the accompanying proxy card in the enclosed postage-paid envelope, or vote via the Internet or telephone. Please refer to the enclosed proxy card for instructions on voting via the Internet or telephone or, if your shares are registered in the name of a broker or bank, please refer to the information forwarded by the broker or bank to determine if Internet or telephone voting is available to you.

        On behalf of the Board of Directors, we appreciate your continued interest in your company.

Sincerely,

Harlan F. Seymour Chairman of the Board of Directors

ACI WORLDWIDE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on June 10, 2008

        The 2008 Annual Meeting of Stockholders (the "Annual Meeting") of ACI Worldwide, Inc. will be held on Tuesday, June 10, 2008, at 8:30 a.m. EDT at the NASDAQ MarketSite, 4 Times Square (at 43rd Street and Broadway), New York, New York 10036. We are holding the meeting to:

  1.
  Elect seven directors to our Board of Directors to hold office until the 2009 Annual Meeting of Stockholders;

  2.
  Approve the adoption of our 2008 Executive Management Incentive Compensation Plan;

  3.
  Ratify the appointment of KPMG LLP as our independent auditor for the fiscal year ending December 31, 2008; and

  4.
  Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

        Our Board of Directors has fixed the close of business on April 14, 2008 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment of the Annual Meeting. Each share of our common stock is entitled to one vote on all matters presented at the Annual Meeting.

        ALL HOLDERS OF OUR COMMON STOCK (WHETHER YOU EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD ENCLOSED WITH THIS NOTICE OR VOTE VIA THE INTERNET OR TELEPHONE. FOR FURTHER DETAILS, SEE "PROXY VOTING AND REVOCABILITY OF PROXIES" IN THE PROXY STATEMENT.

By Order of the Board of Directors,

Dennis P. Byrnes Secretary

April 21, 2008

TABLE OF CONTENTS

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES	1
PROPOSAL 1 – ELECTION OF DIRECTORS	3
GENERAL INFORMATION REGARDING OUR BOARD AND ITS COMMITTEES	5
DIRECTOR COMPENSATION	7
CORPORATE GOVERNANCE	10
PROPOSAL 2 – APPROVAL OF THE ADOPTION OF THE 2008 EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION PLAN	13
REPORT OF AUDIT COMMITTEE	18
PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF THE COMPANY'S INDEPENDENT AUDITOR	20
INFORMATION REGARDING SECURITY OWNERSHIP	22
INFORMATION REGARDING EQUITY COMPENSATION PLANS	24
FISCAL 2007 COMPENSATION DISCUSSION AND ANALYSIS	25
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	46
FISCAL 2007 EXECUTIVE COMPENSATION	47
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL	54
CERTAIN RELATIONSHIPS AND RELATED TRANSACTION	59
PERFORMANCE GRAPH	60
ANNUAL REPORT	61
STOCKHOLDER PROPOSALS	61
OTHER MATTERS	61

This Proxy Statement contains a report issued by the Audit Committee relating to certain of its activities during fiscal 2007, a report issued by the Compensation Committee relating to fiscal 2007 executive compensation and a chart titled "Company Stock Performance Graph." Stockholders should be aware that under Securities and Exchange Commission rules, these committee reports and the stock price performance chart are not considered "filed" with the Securities and Exchange Commission under the Securities Exchange Act of 1934, and are not incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless these sections are specifically referenced.

ACI WORLDWIDE, INC.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
to be held on June 10, 2008

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

Date, Time and Place of Meeting

        This Proxy Statement is being furnished in connection with the solicitation by and on behalf of the Board of Directors (the "Board") of ACI Worldwide, Inc. (the "Company", "we", "us" or "our"), of proxies to be used at our 2008 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, June 10, 2008, at 8:30 a.m. EDT at the NASDAQ MarketSite, 4 Times Square (at 43rd Street and Broadway), New York, New York 10036, and any postponement or adjournment thereof. A copy of our annual report to stockholders, including our annual report on Form 10-K for the fiscal year ended September 30, 2007 ("fiscal 2007"), as amended, which includes our financial statements for fiscal 2007 (the "Annual Report"), accompanies this Proxy Statement. Beginning on or about April 21, 2008, this Proxy Statement, the accompanying proxy card and our Annual Report are being mailed to holders of our common stock.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON JUNE 10, 2008

The Company's Proxy Statement and Annual Report are also available online at
www.proxydocs.com/aciw

Proxy Voting and Revocability of Proxies

        The shares of our common stock, represented by the proxies received pursuant to this solicitation and not timely revoked, will be voted at the Annual Meeting. A holder of our common stock who has given a proxy may revoke it prior to its exercise either by giving written notice of revocation to the Secretary of the Company or by giving a duly executed proxy bearing a later date. Attendance in person at the Annual Meeting does not itself revoke a proxy; however, any stockholder who attends the Annual Meeting may revoke a previously submitted proxy by voting in person. Subject to any such revocation, all common stock represented by properly executed proxies will be voted in accordance with the specifications on the proxy. If no such specifications are made, proxies will be voted FOR each proposal described herein and, as to any other matter that may be brought before the Annual Meeting, in accordance with the judgment of the person or persons voting the same.

        Stockholders whose shares of our common stock are registered directly with our transfer agent, Wells Fargo Bank Minnesota, National Association ("Wells Fargo"), may vote via the Internet or telephone. Stockholders should refer to the enclosed proxy card for instructions on voting via the Internet or telephone. The Internet and telephone voting facilities for stockholders of record will close at 1:00 p.m. EDT on June 9, 2008. Stockholders whose shares are registered in the name of either a broker or bank should refer to the information forwarded by either the broker or bank to determine if Internet or telephone voting is available to them.

Record Date, Outstanding Shares and Quorum

        Only holders of our common stock of record at the close of business on April 14, 2008 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record

Date, there were 34,342,909 shares of our common stock issued and outstanding, excluding 6,478,607 shares of common stock held as treasury stock by the Company. Shares of common stock held as treasury stock are not entitled to be voted at the Annual Meeting. Each stockholder is entitled to one vote per share of common stock held on all matters to be voted on by our stockholders. Stockholders may not cumulate their votes in the election of directors. Unless the context requires otherwise, any reference to "shares" in this Proxy Statement refers to all shares of common stock entitled to vote at the Annual Meeting. The presence in person or by proxy at the Annual Meeting of the holders of a majority of the issued and outstanding shares entitled to vote at the Annual Meeting shall constitute a quorum.

Proxy Solicitation

        The Company will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby and will reimburse banks, brokerage firms and nominees for their reasonable expenses in forwarding solicitation materials to beneficial owners of shares held of record by such banks, brokerage firms and nominees. We have retained Wells Fargo to assist us with the solicitation of proxies at a cost of approximately $4,000, plus normal out-of-pocket expenses.

Abstentions and Broker Non-Votes

        While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of shares present in person or by proxy at the Annual Meeting with respect to a proposal (other than the election of directors). In the absence of a controlling precedent to the contrary, we intend to treat abstentions in this manner. The effect of an abstention on the outcome of the voting on a particular proposal depends on the vote required to approve that proposal, as described in the "Vote Required" section below.

        "Broker non-votes" are shares present by proxy at the Annual Meeting and held by brokers or nominees as to which (i) instructions to vote have not been received from the beneficial owners and (ii) the broker or nominee does not have discretionary voting power on a particular matter. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but broker non-votes will not be counted for purposes of determining the number of shares present in person or by proxy at the Annual Meeting with respect to a particular proposal on which the broker has expressly not voted. Accordingly, a broker non-vote will not have any effect on the outcome of the voting on a proposal.

Vote Required

        Election of a director requires the affirmative vote of the holders of a plurality of the shares present in person or represented by proxy at a meeting at which a quorum is present. The seven persons receiving the greatest number of votes at the Annual Meeting shall be elected as directors. Since only affirmative votes count for this purpose, abstentions will not affect the outcome of the voting on Proposal 1.

        With respect to Proposal 2, the approval of our 2008 Executive Management Incentive Compensation Plan, and Proposal 3, the ratification of the appointment of our independent registered public accounting firm (the "independent auditor") for the fiscal year ending December 31, 2008 ("fiscal 2008"), respectively, a stockholder may mark the accompanying form of proxy card to (a) vote for the matter, (b) vote against the matter, or (c) abstain from voting on the matter. The affirmative vote of a majority of the shares represented at the Annual Meeting and actually voting on Proposal 2 and Proposal 3 is required for the approval of Proposal 2 and Proposal 3. Because only a majority of shares actually voting is required to approve Proposal 2 and Proposal 3, an abstention will have no effect on the outcome of the voting on Proposal 2 and Proposal 3.

PROPOSAL 1
ELECTION OF DIRECTORS

        Our Board currently consists of seven members. Our Board, as recommended by the Nominating and Corporate Governance Committee, has nominated for re-election as directors Alfred R. Berkeley, III, John D. Curtis, Philip G. Heasley, Harlan F. Seymour, John M. Shay, Jr., John E. Stokely and Jan H. Suwinski, each to serve until the 2009 Annual Meeting of Stockholders and thereafter, until his respective successor is duly elected and qualified. We expect that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that each share represented by proxy at the Annual Meeting will be voted for the election of another nominee to be designated by the Board to fill any such vacancy. Biographical information regarding each nominee is set forth below.

Nominees

        Alfred R. Berkeley, III.    Mr. Berkeley has been a director of the Company since September 2007. Mr. Berkeley currently serves as Chairman and Chief Executive Officer of Pipeline Trading Systems LLC, a block trading brokerage service. He was appointed Vice Chairman of the NASDAQ Stock Market Inc. in July 2000, serving through July 2003, and served as President of NASDAQ from 1996 until 2000. From 1972 to 1996, Mr. Berkeley served in a number of capacities at Alex. Brown & Sons Inc. Most recently, he was Managing Director and Senior Banker in the corporate finance department where he financed computer software and electronic commerce companies. He joined Alex. Brown & Sons Inc. as a research analyst in 1972 and became a general partner in 1983. From 1985 to 1987, he served as head of information services for the firm. From 1988 to 1990, Mr. Berkeley took a leave of absence from Alex. Brown & Sons Inc. to serve as President and Chief Executive Officer of Rabbit Software Inc., a public telecommunications software company. He also served as a captain in the United States Air Force and a major in the United States Air Force Reserve. Mr. Berkeley holds a B.A. from the University of Virginia and received his M.B.A. from The Wharton School at the University of Pennsylvania. Mr. Berkley also serves as a director of Kintera, Inc. (NASDAQ: KNTA) and Webex Communications, Inc. which was acquired by Cisco Systems, Inc. (NASDAQ: CSCO) in May 2007. Mr. Berkeley served as a director of the National Research Exchange Inc., a registered broker dealer, until it ceased operations in December 2007. Mr. Berkeley also serves as a director of several private companies. Mr. Berkeley is 63 years old.

        John D. Curtis.    Mr. Curtis has been a director of the Company since March 2003. Since August 2002, Mr. Curtis has provided legal and business consulting services to various clients. From July 2001 to July 2002, Mr. Curtis was General Counsel of Combined Specialty Corporation and a director of Combined Specialty Insurance Company, wholly-owned subsidiaries of Aon Corporation (NYSE: AOC). From November 1995 to July 2001, when Aon Corporation acquired the company, Mr. Curtis was President of First Extended, Inc., a holding company with two principal operating subsidiaries: First Extended Service Corporation, an administrator of vehicle extended service contracts and FFG Insurance Company, a property and casualty insurance company. Mr. Curtis also serves as a director on two private company boards. Mr. Curtis is 67 years old.

        Philip G. Heasley.    Mr. Heasley has been a director and our President and Chief Executive Officer since March 2005. Mr. Heasley has a comprehensive background in payment systems and financial services. From October 2003 to March 2005, Mr. Heasley served as Chairman and Chief Executive Officer of PayPower LLC, an acquisition and consulting firm specializing in financial services and payment services. Mr. Heasley served as Chairman and Chief Executive Officer of First USA Bank from October 2000 to November 2003. Prior to joining First USA Bank, from 1987 until 2000, Mr. Heasley served in various capacities for U.S. Bancorp, including Executive Vice President, and President and Chief Operating Officer. Before joining U.S. Bancorp, Mr. Heasley spent 13 years at Citicorp, including three years as President and Chief Operating Officer of Diners Club, Inc. Mr. Heasley is also a director of Fidelity National Title Group, now known as Fidelity National Financial, Inc. (NYSE: FNF) and

Kintera, Inc. (NASDAQ: KNTA). Mr. Heasley also serves as a director on two private company boards. Mr. Heasley is 58 years old.

        Harlan F. Seymour.    Mr. Seymour has been a director of the Company since May 2002, and has served as Chairman of the Board since September 2002. Since 2001, Mr. Seymour has been the sole owner of HFS, LLC, a privately-held investment and business advisory firm. Mr. Seymour previously served as Executive Vice President of Envoy Corporation, which provides electronic processing services, primarily to the health care industry. Prior to taking his position with Envoy Corporation, Mr. Seymour's business experience included being a partner in Jefferson Capital Partners, Ltd., serving as Executive Vice President and Chief Operating Officer of Trigon Blue Cross Blue Shield and serving as President and Chief Executive Officer of First Health Services Corporation. Mr. Seymour is also a director of SCP Pool Corporation (NASDAQ: POOL), a wholesale distributor of swimming pool supplies and related equipment, and serves on its audit and governance committees. Mr. Seymour also serves as a director on four private company boards. Mr. Seymour is 58 years old.

        John M. Shay, Jr.    Mr. Shay has been a director of the Company since May 2006. Mr. Shay is a certified public accountant and is presently the President and owner of Fairway Consulting LLC, a business consulting firm. From 1972 through March 2006, Mr. Shay was employed by Ernst & Young LLP, a Big Four accounting firm offering audit, business advisory and tax services. From October 1984 to March 2006, Mr. Shay was an audit partner at Ernst & Young LLP. He also served as managing partner of the firm's New Orleans office from October 1998 through June 2005. While with Ernst & Young, LLP, Mr. Shay served as an adjunct auditing professor in the graduate business program of the A.B. Freeman School of business at Tulane University for a period of approximately 10 years. Mr. Shay also serves as a director on a private company board. Mr. Shay is 60 years old.

        John E. Stokely.    Mr. Stokely has been a director of the Company since March 2003. Mr. Stokely is currently retired. From August 1999 through 2007, Mr. Stokely served as President of JES, Inc., an investment and consulting firm providing strategic and financial advice to companies in various industries. From 1996 to August 1999, Mr. Stokely served as President, Chief Executive Officer and Chairman of the Board of Richfood Holdings, Inc., a publicly-traded FORTUNE 500 food retailer and wholesale grocery distributor, which merged with Supervalu Inc. (NYSE: SVU) in August 1999. Mr. Stokely is also a director of (i) Performance Food Group Company (NASDAQ: PFGC), a foodservice distributor, and (ii) SCP Pool Corporation (NASDAQ: POOL), a wholesale distributor of swimming pool supplies and related equipment. Mr. Stokely also served as a director of O'Charley's Inc. (NASDAQ: CHUX), a casual dining restaurant company until March 12, 2008. Mr. Stokely is 55 years old.

        Jan H. Suwinski.    Mr. Suwinski has been a director of the Company since September 2007. Since 1996, Mr. Suwinski has been a Professor of Business Operations at the Samuel Curtis Johnson Graduate School of Management at Cornell University in Ithaca, New York. From 1992 to 1996, he served as the Chairman of Siecor Corporation and from 1990 to 1996, he served as Executive Vice President of the Opto Electronics Group, Corning Incorporated. Mr. Suwinski holds an M.B.A. and B.M.E. from Cornell University. Mr. Suwinski is also a director of Tellabs, Inc. (NASDAQ: TLAB) and Thor Industries, Inc. (NYSE: THO). Mr. Suwinski also serves as a director on two private company boards. Mr. Suwinski is 66 years old.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED ABOVE.

GENERAL INFORMATION

REGARDING OUR BOARD AND ITS COMMITTEES

Director Independence

        The Company is governed by our Board of Directors. In accordance with our Corporate Governance Guidelines, at least a majority of our Board must consist of independent directors. For a director to be considered independent, our Board must determine that the director does not have any direct or indirect material relationship with the Company. Our Board has established guidelines to assist it in determining director independence, which conform to the independence requirements in the NASDAQ listing standards. In addition to applying these guidelines, our Board considers all relevant facts and circumstances in making an independence determination. With the exception of Mr. Heasley, our President and CEO, each of our directors is independent.

        All members of the Board's standing Audit Committee, Compensation Committee, and Corporate Governance Committee must be independent directors as defined by our Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate Securities and Exchange Commission ("SEC") independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors' compensation.

Board of Directors Meetings

        Our Board held 14 meetings during fiscal 2007 with six of the Board meetings conducted as telephonic meetings. All but two directors who were members of the Board during fiscal 2007 attended more than 90% of the meetings of the Board and the Board committees on which they served. Roger Alexander and Jim Kever, both former members of our Board who served as members of our Board until July 24, 2007, attended less than 75% of the aggregate number of meetings of the Board and the committees on which they served. Our Board has adopted a policy that requires all directors to attend our annual meetings of stockholders unless it is not reasonably practicable for a director to do so. All but one of the directors serving as of July 24, 2007 attended our 2007 Annual Meeting of Stockholders.

Board Committees and Committee Meetings

        Our Board has standing Audit, Compensation, and Nominating and Corporate Governance Committees. The Audit Committee assists our Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditor. During fiscal 2007, the Audit Committee also oversaw the voluntary review of the Company's historic stock option granting practices with assistance from special independent counsel and forensic accountants. Additional information regarding the Audit Committee of our Board (the "Audit Committee") is included in the "Report of Audit Committee" below.

        The Compensation Committee reviews and determines salaries, performance-based incentives and other matters relating to executive compensation, and generally administers our equity award and stock option plans, including reviewing and granting stock options and other equity awards to our executive officers, but excluding the grant of stock option and other equity awards, if any, to independent directors. The Compensation Committee also reviews and determines various other Company compensation policies and matters. Additional information regarding the Compensation Committee of our Board (the "Compensation Committee") is included in the "Compensation Committee Report on Executive Compensation" below.

        The Nominating and Corporate Governance Committee (the "Corporate Governance Committee") reviews and reports to our Board on a periodic basis with regard to matters of corporate governance and assists our Board in fulfilling its responsibilities to assure that we are governed in a manner consistent with the interests of our stockholders. Additional information regarding the Corporate Governance Committee is included in the "Corporate Governance" section below.

        The table below provides meeting information for our Board and each of its committees during fiscal 2007:

Type of Meeting	Full Board	Audit	Compensation	Nominating and Corporate Governance
In Person	8	8	6	6
Telephonic	6	20	1	0
Total Meetings in Fiscal 2007	14	28	7	6

        The table below provides membership information for each of the Board committees from October 1, 2006 through July 23, 2007:

Name	Audit	Compensation	Nominating and Corporate Governance
Roger K. Alexander	X	Chair	—
John D. Curtis	X	—	Chair
Jim D. Kever	—	X	—
Harlan F. Seymour	—	X	X
John M. Shay, Jr.	X	—	—
John E. Stokely	Chair	—	X

        As a result of the decision of Messrs. Kever and Alexander not to stand for re-election at the 2007 Annual Meeting of Stockholders, on July 24, 2007, our Board reconstituted the membership of its Audit Committee, Compensation Committee and Corporate Governance Committee so that each independent director of our Board served as a member of each committee.

        On September 6, 2007, Alfred R. Berkeley, III and Jan H. Suwinski were elected to our Board. Our Board then reconstituted its Audit Committee, Compensation Committee and Corporate Governance Committee. The table below provides membership information for each of the Board committees from September 6, 2006 through the end of fiscal 2007.

Name	Audit	Compensation	Nominating and Corporate Governance
Alfred R. Berkeley, III	X	—	—
John D. Curtis	—	—	Chair
Harlan F. Seymour	—	X	X
John M. Shay, Jr.	X	Chair	—
John E. Stokely	Chair	—	X
Jan H. Suwinski	—	X	—

DIRECTOR COMPENSATION

        It is our Board's general policy that compensation for independent directors should be a mix of cash and equity-based compensation. As part of a director's total compensation, and to create a direct linkage with corporate performance and stockholder interests, our Board believes that a meaningful portion of a director's compensation should be provided in, or otherwise based on, the value of appreciation in our common stock. We do not pay our employee directors for service on our Board in addition to their regular employee compensation.

        The compensation program for independent directors has not changed since 2005. In 2007, our Board engaged Hewitt Associates LLP ("Hewitt") to evaluate the competitiveness of our independent director compensation program. The Corporate Governance Committee reviewed Hewitt's analysis of the level and mix of compensation paid to independent directors of the companies listed as peers for executive compensation purposes in the "Fiscal 2007 Compensation Discussion and Analysis" section below. After considering the competitive information, trends in compensation for independent directors in general, the workload carried by our relatively small Board, and the difficulty of recruiting and retaining highly qualified independent directors, the Corporate Governance Committee determined that the existing program meets the Company's needs. The Corporate Governance Committee reviews our independent director compensation program annually.

Cash Compensation

        Our independent director compensation program provides that each independent director receives a $10,000 quarterly retainer fee. The Chairman of the Board receives an additional $5,000 quarterly retainer fee. The chairman of the Audit Committee receives an additional $2,500 quarterly retainer fee and independent directors that serve on the Audit Committee receive an additional $1,000 quarterly retainer fee. Each Board committee chairman, other than the chairman of the Audit Committee, receives an additional $1,250 quarterly retainer fee and independent directors who serve on Board committees, other than the Audit Committee, receive an additional $750 quarterly retainer fee for service on each committee. Each independent director receives $2,000 for each Board or Board committee meeting attended in person and $1,000 for each Board or Board committee meeting attended by telephone. All directors are reimbursed for expenses incurred in connection with attendance at Board and Board committee meetings and our annual meetings of stockholders.

Equity-Based Compensation

        Our independent directors are typically granted an award of stock options upon commencing service as a director of the Company and an annual grant of stock options thereafter, provided, however, that the granting of initial and annual equity awards to independent directors is at the discretion of our Board and is based on the recommendations of its Corporate Governance Committee.

        In fiscal 2007, pursuant to the 2005 Incentive Plan, our independent directors were each granted a non-qualified option to purchase 10,000 shares of our common stock with an exercise price equal to the closing sale price (price for last trade) of our common stock as reported by The NASDAQ Global Select Stock Market on July 24, 2007, the date of grant. In connection with their election to our Board, on September 6, 2007, pursuant to the 2005 Incentive Plan, we also granted a non-qualified option to purchase 10,000 shares of our common stock to both Mr. Berkeley and Mr. Suwinski each with an exercise price equal to the closing sale price (price for last trade) of our common stock as reported by The NASDAQ Global Select Stock Market on September 6, 2007, the date of grant. The independent directors' options will vest on the earlier to occur of (1) the date which is one year following the date of grant, July 24, 2008 and September 6, 2008, respectively, and (2) the day immediately prior to the date of the next annual meeting of our stockholders occurring following the date of grant. The independent directors' options provide for accelerated vesting upon the director's death or disability or upon a change-in-control of the Company. Future equity awards will be granted at the discretion of our Board based on the recommendations of its Corporate Governance Committee which recommendations are based upon continued evaluations of the competitive assessment of our independent director compensation and the level of Board and committee responsibilities and time commitments.

Director Summary Compensation Table

        The table below summarizes the compensation we paid to our independent directors for the fiscal year ended September 30, 2007.

Fiscal 2007 Director Summary Compensation Table(1)

Name(2) (a)	Fees Earned or Paid in Cash ($) (b)	Option Awards(3) ($) (d)	Total ($) (h)
Roger Alexander(4)	80,630	59,507	140,137
Alfred R. Berkeley, III(5)	6,630	12,373	19,003
John D. Curtis	119,160	92,130	211,290
Jim Kever(4)	49,800	59,507	109,307
Harlan F. Seymour	117,660	92,130	209,790
John M. Shay, Jr.	109,167	120,114	229,281
John E. Stokely	124,500	92,130	216,630
Jan H. Suwinski(5)	5,500	12,373	17,873

(1)
The columns to this table entitled "Stock Awards", "Non-Equity Incentive Plan Compensation", "Change in Pension Value and Nonqualified Compensation Earnings" and "All Other Compensation" have been omitted because no compensation is reportable thereunder.

(2)
Philip G. Heasley, our President and CEO, is not included in this table as he is an employee of the Company and thus receives no compensation for his service as a director. The compensation received by Mr. Heasley as an employee of the Company is shown in the "Fiscal Year 2007 Summary Compensation Table" in the "Fiscal 2007 Executive Compensation" section below.

(3)
The amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2007, in accordance with FAS 123(R) of stock option awards granted pursuant to our stock option program and thus, may include amounts from awards granted in and prior to fiscal 2007. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts shown reflect our accounting for these awards and do not correspond to the actual value that will be recognized by the independent director. The assumptions used in the calculation of these amounts are included in footnote 13 to the Company's audited financial statements for the fiscal year ended September 30, 2007, included in our Annual Report. The grant date fair value of the options granted to our independent directors on July 24, 2007 was $15.37 each with an aggregate grant date fair value for all options granted to our independent directors on July 24, 2007 of $614,896. The grant date fair value of the options granted to our independent directors on September 6, 2007 was $14.27 each with an aggregate grant date fair value for all options granted to our independent directors on September 6, 2007 of $285,314. The following table sets forth each independent director's aggregate number of option awards outstanding as of September 30, 2007:

Name	Vested Stock Option Awards	Unvested Stock Option Awards	Aggregate Stock Option Awards
Roger Alexander	18,000	0	18,000
Alfred R. Berkeley, III	0	10,000	10,000
John D. Curtis	42,000	10,000	52,000
Jim Kever	18,000	0	18,000
Harlan F. Seymour	46,000	10,000	56,000
John M. Shay, Jr.	10,000	10,000	20,000
John E. Stokely	42,000	10,000	52,000
Jan H. Suwinski	0	10,000	10,000
(4)
Messrs. Alexander and Kever served on our Board of Directors through July 24, 2007. Accordingly, compensation information for fiscal 2007 reflects less than full-year amounts.

(5)
Messrs. Berkeley and Suwinski were appointed to our Board of Directors on September 6, 2007. Accordingly, compensation information for fiscal 2007 reflects less than full-year amounts.

Independent Director Stock Ownership Guidelines

        In fiscal 2005, the Corporate Governance Committee adopted a policy that strongly encouraged ownership of our common stock by our independent directors to demonstrate the importance of linking the interests of our Board to our stockholders' interests. In order to further link the interests of our Board to the upward and downward movements of our common stock that our stockholders experience, in September 2007, the Corporate Governance Committee adopted stock ownership guidelines which provide that our independent directors should have equity positions in the Company with a value equal to four times the annual retainer amount for his Board position(s). Direct and indirect stock ownership, including, the vested in-the-money portion of any stock options held by the independent director, will be included in determining each independent director's equity position. Each independent director will have 5 years from the adoption of the stock ownership guidelines, or from election to our Board, whichever is later, to achieve the target ownership levels. Failure to achieve the target ownership levels within the 5 year period means that the individual director will not be eligible for any equity awards until he achieves compliance.

CORPORATE GOVERNANCE

        We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving stockholders well and maintaining our integrity in the marketplace. Our Board has a standing Nominating and Corporate Governance Committee ("Corporate Governance Committee") which operates pursuant to a charter. The full text of the Nominating and Corporate Governance Committee charter is published on our website at www.aciworldwide.com in the Investors – Corporate Governance section. The Corporate Governance Committee members are Messrs. Curtis, Seymour and Stokely, each of whom is "independent" as defined in Rule 4200(a) of the NASDAQ listing standards. During fiscal 2007, Messrs. Curtis, Seymour and Stokely served as members of the Corporate Governance Committee from October 1, 2007 through July 24, 2007 when our Board reconstituted its Corporate Governance Committee so that each independent director of our Board served as a member of its Corporate Governance Committee. On September 6, 2007, our Board again reconstituted its Corporate Governance Committee so that the members of its Corporate Governance Committee consisted of Messrs. Curtis, Seymour and Stokely from September 6, 2007 through the end of the end of fiscal 2007.

        The Corporate Governance Committee regularly monitors corporate governance developments and reviews our policies, processes and procedures in light of these developments to ensure that the Company and our Board adhere to "best practices" in this arena. The Corporate Governance Committee also provides advice to our Board with respect to:

  •
  Board organization, membership and function;

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  Compensation of our directors, including their compensation for service on committees of our Board;

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  Board committee structure, membership and purpose;

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  Our Corporate Governance Guidelines;

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  Oversight of our policies and positions regarding significant stockholder relations issues;

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  Evaluation of, and successor planning for, our CEO and other executive officers; and

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  Other matters relating to corporate governance and the rights and interests of our stockholders.

Corporate Governance Guidelines

        Our Corporate Governance Guidelines are designed to ensure that our Board follows practices and procedures that serve our best interests and the best interests of our stockholders. The Corporate Governance Committee is responsible for overseeing these guidelines and making recommendations to our Board regarding any changes. These guidelines address, among other things, the following topics:

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  Performance assessments of our Board and its committees;

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  Composition and independence of our Board and its committees;

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  Director orientation and continuing education;

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  Policy on directors that change corporate affiliations; and

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  Management responsibilities and Board access to management.

Code of Business Conduct and Code of Ethics

        We have adopted a Code of Business Conduct and Ethics for our directors, officers (including our principal executive officer, principal financial officer, principle accounting officer and controller) and employees. We have also adopted a Code of Ethics for the Chief Executive Officer and Senior Financial

Officers (the "Code of Ethics"), which applies to our Chief Executive Officer, our Chief Financial Officer, our Chief Accounting Officer, Controller, and persons performing similar functions. The full text of both the Code of Business Conduct and Ethics and Code of Ethics is published on our website at www.aciworldwide.com in the Investors – Corporate Governance section. We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Business Conduct and Ethics and the Code of Ethics on our website promptly following the adoption of such amendment or waiver.

Director Nomination Process

        The role of the Corporate Governance Committee includes identifying, evaluating and recommending director candidates to our Board. The Corporate Governance Committee continues to consider director candidates and takes into consideration the following criteria in selecting and evaluating director candidates:

  •
  Independent Directors.  Our Board should include at least enough independent directors (as determined by NASDAQ rules and applicable laws and regulations) to satisfy the independent director requirements of such rules, laws and regulations.

  •
  Other Directors.  Subject to the right of the Corporate Governance Committee and our Board to decide otherwise when appropriate, our CEO generally should be a director. Additionally, depending on the circumstances, certain other members of management, as well as individuals having relationships with the Company that prevent them from being independent directors, may be deemed to be appropriate members of our Board.

  •
  General Criteria for Each Director.  Candidates for positions on our Board should possess certain qualities. In particular, a director should:

  •
  be an individual of the highest character and integrity;

  •
  be free of any conflict of interest that would violate any applicable laws, rules, or regulations or interfere with the proper performance of the responsibilities of a director;

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  be willing and able to devote sufficient time to the affairs of the Company; and

  •
  have the capacity and desire to represent the balanced, best interests of our stockholders as a whole.

        In addition to the foregoing general criteria, the Corporate Governance Committee may consider specific criteria relating to the skills, experience, particular areas of expertise, specific backgrounds and other characteristics that may enhance the effectiveness of our Board and its committees.

        Our existing Board is the source of all of the current nominees for director, each of whom is an incumbent director. The Corporate Governance Committee based its decision to re-nominate these incumbent directors on its consideration of each individual's contributions, including the value of his experience as a director, the current composition of our Board and its committees, the availability of other potential director nominees and the Company's needs. Our Board continues to identify and evaluate potential director candidates.

  Stockholder Recommendations for Director Nominees

        The Corporate Governance Committee considers stockholder recommendations for candidates for our Board furnished to the Company as set forth below in the section entitled "Stockholder Communications with our Board."

        The Corporate Governance Committee did not receive, by a date not later than the 120th calendar day before the date we released our proxy statement to our stockholders in connection with our 2007 Annual Meeting of Stockholders, a recommended nominee for election at this Annual Meeting, from a stockholder that beneficially owned more than 5% of our outstanding common stock for at least one year as of the date the recommendation was made, or from a group of security holders that beneficially owned, in the aggregate, more than 5% of our outstanding common stock, with each of the securities used to calculate that ownership held for at least one year as of the date the recommendation was made.

  Stockholder Nomination Process

        Pursuant to our Bylaws, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been received by the Secretary of the Company not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year's annual meeting, the stockholder must deliver the nomination not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. For purposes of our Bylaws relating to stockholder director nominations and stockholder proposals, "public disclosure" means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document filed by the Company with the SEC pursuant to the Securities and Exchange Act of 1934, as amended, or furnished by the Company to its stockholders.

        Each such notice shall set forth: (i) the name and address of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) a representation that the stockholder is a holder of record of our common stock entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the class and number of shares owned beneficially and of record by the stockholder giving notice and by the beneficial owner, if any, on whose behalf the nomination is made, (iv) a description of all arrangements or understandings between or among the stockholder and each nominee, the beneficial owner on whose behalf the notice is given and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by our Board; (vi) the consent of each nominee to serve as a director of the Company if so elected; and (vii) whether the stockholder or the beneficial owner on whose behalf the nomination is made intend to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of our common stock entitled to vote required to elect the nominee(s).

        On March 5, 2008, we issued a press release and filed a Current Report on Form 8-K with the SEC, announcing that our Annual Meeting will be held on Tuesday, June 10, 2008. Based on this public disclosure, pursuant to our Bylaws, to make a nomination for this Annual Meeting, a stockholder had to submit the required written notice for stockholder director nominations to the Secretary of the Company by March 15, 2008. The Secretary of the Company did not receive written notice from any stockholder regarding an intention to make a nomination.

Stockholder Communications with our Board

        Communications from stockholders to our Board, including stockholder director recommendations as well as stockholder proposals submitted in accordance with the procedure described below in the section entitled "Stockholder Proposals" may be sent via e-mail to grp-ACI-directors@aciworldwide.com or via telephone to (402) 390-8993. These communications will be received by the Secretary of the Company, who will forward them to the appropriate committees or members of our Board.

PROPOSAL NO. 2
APPROVAL OF THE ADOPTION OF THE 2008 EXECUTIVE MANAGEMENT
INCENTIVE COMPENSATION PLAN

        We are asking our stockholders to approve the adoption of the 2008 Executive Management Incentive Compensation Plan (the "2008 Executive MIC Plan"). The Compensation Committee of the Board adopted the 2008 Executive MIC Plan on January 29, 2008, subject to stockholder approval.

Background

        The 2008 Executive MIC Plan is intended to satisfy the requirements for "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code (the "Code"). Our Board believes that it is in the best interests of the Company and its stockholders to ensure that bonuses to be paid to executive officers are deductible by the Company for federal income tax purposes. Accordingly, we have structured the 2008 Executive MIC Plan to satisfy the requirements of Section 162(m) of the Code for "performance-based compensation".

        In general, Section 162(m) of the Code denies a corporate tax deduction for annual compensation exceeding $1,000,000 paid to the chief executive officer and the four other most highly compensated executive officers of a publicly held corporation. However, annual compensation in excess of that amount will still qualify for a corporate tax deduction if the compensation qualifies as "performance-based compensation" under Section 162(m) of the Code. One of the conditions for compensation to be considered "performance-based compensation" under Section 162(m) of the Code requires that the material terms under which such compensation may be paid, including the performance goals, be disclosed to and approved by the stockholders before the payment of such compensation. Thus, when the Compensation Committee adopted the 2008 Executive MIC Plan, it made its approval subject to approval by the stockholders of the Company.

        The 2008 Executive MIC Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, or ERISA. The 2008 Executive MIC Plan is not a qualified plan under Section 401 of the Code. The 2008 Executive MIC Plan is, however, intended to qualify under Section 162(m) of the Code, where applicable.

Summary Description of the 2008 Executive MIC Plan

        A summary description of the material terms of the 2008 Executive MIC Plan is set forth below. We have attached a copy of the 2008 Executive MIC Plan to this Proxy Statement as Annex A which is incorporated herein by this reference. The summary description of the material terms of the 2008 Executive MIC Plan provided below is qualified in its entirety by reference to the full text of the 2008 Executive MIC Plan attached as Annex A.

Nature and Purpose

        The 2008 Executive MIC Plan is a component of our overall strategy to pay our employees for delivering measurable results. The purposes of this 2008 Executive MIC Plan are to: (a) provide a means whereby eligible employees of the Company develop a sense of personal involvement in the development and financial success of the Company, (b) motivate them to devote their best efforts to the business of the Company thereby advancing the interests of the Company and its stockholders, (c) reward performance that supports the Company's overall objectives and success by making a portion of their cash compensation dependent on the achievement of certain goals related to the performance of the Company, and (d) attract and retain top performing employees.

Administration

        The Compensation Committee will administer the 2008 Executive MIC Plan. Compensation Committee members must qualify as "outside directors" under Section 162(m) of the Code in order for cash awards under the 2008 Executive MIC Plan to qualify as deductible performance-based compensation. Our Compensation Committee members meet this requirement. Subject to the terms of the 2008 Executive MIC Plan, the Compensation Committee has broad discretion to construe, interpret, and administer the 2008 Executive MIC Plan, to select the individuals to be granted 2008 Executive MIC Plan awards, to determine the maximum aggregate annual amount which may be awarded to any participant in any 2008 Executive MIC plan year, and to determine the terms, conditions, and duration of each award, including accelerating payment of annual incentives and adopting modifications and amendments to the 2008 Executive MIC Plan or any annual incentive agreement. The Compensation Committee's decisions will be conclusive, final, and binding upon all parties.

Eligibility

        Officers and key employees of the Company and its subsidiaries, including our executive officers, are eligible to participate under the 2008 Executive MIC Plan as determined in the sole discretion of the Compensation Committee. The number of participants may vary from year to year. The actual number of employees who will receive awards under the 2008 Executive MIC Plan cannot be determined because participation is at the discretion of the Compensation Committee.

Annual Incentives and Payment

        Subject to the terms of the 2008 Executive MIC Plan, the Compensation Committee may grant annual incentives in such amounts and upon such terms as the Compensation Committee may determine. If the annual incentive is intended to be performance-based compensation, the Compensation Committee will establish the applicable performance goals based on the performance measures set forth in the 2008 Executive MIC Plan in accordance with the requirements of Section 162(m) of the Code. The Compensation Committee will determine the period of time during which the performance goals must be met in order to determine the degree of payout or vesting of an annual incentive.

        Annual incentives will be set forth in an annual incentive agreement which means either (i) a written agreement entered into by the Company and a participant setting forth the terms and conditions applicable to earning an annual incentive, or (ii) a written statement issued by the Company to a participant describing the terms and provisions of such annual incentive.

        The Compensation Committee has the right, in its sole and absolute discretion, to grant annual incentives that are not intended to qualify as performance-based compensation.

        Payment of annual incentives will be made in cash within a reasonable period of time after the end of the applicable performance period. At the discretion of the Compensation Committee, participants may be offered the opportunity to defer receipt of such cash payment, provided such deferral opportunity shall be in compliance with Section 409A of the Code. The Compensation Committee has the right, in its sole discretion, to reduce or eliminate the amount of the annual incentive otherwise payable to a participant with respect to any performance period. In addition, with respect to annual incentives not intended to qualify as performance-based compensation, the Compensation Committee has the right, in its sole discretion, to increase the amount of an annual incentive otherwise payable to a participant with respect to any performance period.

        The Compensation Committee will determine the extent to which a participant shall have the right to receive all or a portion of an annual incentive following termination of the participant's employment with, or provision of services to, the Company and it subsidiaries; provided, however, in the case of an annual incentive intended to qualify as performance-based compensation, such determinations will be in accordance with the requirements of Section 162(m) of the Code.

Target Incentives

        The Compensation Committee may establish a target annual incentive amount and a payment range that prescribes maximum and minimum incentives payable based on actual performance against the applicable performance goals. The terms of the 2008 Executive MIC Plan permit payments in excess of the target annual incentive amount in the event that actual performance is better than the target performance goal.

Annual Incentive Limits

        With respect to annual incentives intended to qualify as performance-based compensation, the maximum aggregate amount awarded or credited with respect to an annual incentive to any one participant in any one plan year may not exceed three million dollars ($3,000,000), determined as of the date of payout, as applicable.

Objective Performance Measures

        Performance goals will be based on specified levels of, or growth in, one or more of the following performance measures: (a) earnings or income before or after taxes, interest, depreciation, and/or amortization; (b) earnings per share, (c) sales and revenue; (d) operating profit; (e) return measures (including, but not limited to, return on assets, capital, working capital, equity, sales, or revenue); (f) cash flow (including, but not limited to operating cash flow, free cash flow, operating free cash flow, cash flow return on equity, debt/capital ratio, and cash flow return on investment); (g) gross or operating margins; (h) productivity ratios; (i) share price (including, but not limited to, growth measures and total stockholder return); (j) expense targets; (k) margins or cash margins; (l) operating efficiency; (m) market share; (n) customer satisfaction; (o) working capital; (p) budgets, costs (including specified types or categories) or budgeted expenses (operating and capital); (q) backlog or "revlog"; (r) contribution margins; (s) economic value added or EVA®; (t) operational measures (e.g., quality, timeliness, customer satisfaction ratings); (u) capital efficiency, (v) strategic positioning (including mergers, acquisitions or divestitures), (w) product development, product delivery, product quality or new product releases, (x) intellectual property initiatives or achievements, (y) regulatory initiatives or compliance programs, and (z) profitability or profit margins.

        Any performance measure(s) may be used to measure the performance of the Company and/or its subsidiaries as a whole or any business unit, division, channel, department, region or function within the Company and/or its subsidiaries, may be measured individually, alternatively or in any combination, and may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, or to a previous year's results, all as the Compensation Committee may deem appropriate. The Compensation Committee also has the authority to provide for accelerated payment of any annual incentive based on the achievement of performance goals pursuant to the performance measures; provided, however, with respect to annual incentives intended to qualify as performance-based compensation, only to the extent such action will not cause the annual incentive to fail to qualify as performance-based compensation.

        The Compensation Committee may set performance periods and performance goals that differ from participant to participant.

        After the end of each performance period, the Compensation Committee will evaluate the extent to which the performance goals for each participant were achieved. The Compensation Committee will determine the actual award (if any) for each participant based on the level of actual performance achieved.

Adjustments

        The Compensation Committee may provide, in its sole and absolute discretion, either in connection with the grant of the annual incentive or by amendment thereafter, that achievement of the applicable performance measures will be waived upon the death or disability of the participant, or upon a change-in-control of the Company; provided, however, in the case of an annual incentive intended to qualify as performance-based compensation, such provisions will be in accordance with the requirements of Section 162(m) of the Code.

        Annual incentives that are intended to qualify as performance-based compensation may not be adjusted upward. However, the Compensation Committee has discretion to adjust annual incentives intended to qualify as performance-based compensation downward, either on a formula or discretionary basis or any combination, as the Compensation Committee determines.

Forfeiture Events

        The Compensation Committee may specify that a participant's rights, payments, and benefits with respect to an annual incentive will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable performance conditions of an annual incentive. Such events may include, but shall not be limited to, termination of employment, violation of material Company and/or subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the participant, or other conduct by the participant that is detrimental to the business or reputation of the Company or its subsidiaries.

New Plan Benefits

        Since payments under the 2008 Executive MIC Plan will be determined by comparing actual performance to the performance goals established by the Compensation Committee under the 2008 Executive MIC Plan, it is not possible to predict the amount of benefits that will be paid under the 2008 Executive MIC Plan for fiscal 2008. The awards actually received by the Company's Named Executive Officers under the 2007 MIC Plans which are substantially similar are set forth in the "Fiscal Year 2007 Summary Compensation Table" and the "Fiscal 2007 Grants of Plan-Based Awards" table set forth in the "Fiscal Year 2007 Executive Compensation" section below except that fiscal 2008 annual incentives will be paid semi-annually rather than quarterly.

Term of the Plan and Amendments

        Unless sooner terminated as provided herein, the 2008 Executive MIC Plan shall terminate five (5) years from the effective date. After the 2008 Executive MIC Plan is terminated, no annual incentives may be granted but incentives previously granted shall remain outstanding in accordance with the terms and conditions set forth in this 2008 Executive MIC Plan and the applicable annual incentive agreement.

        The Compensation Committee may alter, amend, modify, suspend or terminate the 2008 Executive MIC Plan or any annual incentive agreement at any time and for any reason; provided, however, any alteration, amendment or modification that requires shareholder approval in order to allow annual incentives under the 2008 Executive MIC Plan to qualify as performance-based compensation under Section 162(m) of the Code, or to comply with other applicable laws or regulations, shall be made subject to such shareholder approval.

Federal Income Tax Consequences

        The following is only a brief summary of certain of the U.S. federal income tax consequences of awards granted under the 2008 Executive MIC Plan. This summary does not purport to be a complete analysis of all potential U.S. federal income tax or other tax consequences relevant to participants, or to describe tax consequences based upon particular circumstances. In addition, the summary does not address the income tax laws of any municipality, state or foreign country in which a participant may reside and to which a participant may be subject.

        Any cash payment a participant receives in connection with the 2008 Executive MIC Plan is includable in income in the year received or made available to the participant without substantial limitations or restrictions. Generally, the Company will be entitled to deduct the amount the participant includes in income as a business expense in the year of payment. If the participant is permitted to defer receipt such cash payment, any such deferral opportunity shall be in compliance with Section 409A of the Code.

Vote Required

        The affirmative vote of a majority of the shares represented at the Annual Meeting and actually voting on this proposal is required for the approval of the proposal. Because only a majority of shares actually voting is required to approve Proposal 2, an abstention will have no effect on the outcome of the voting on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE ADOPTION OF THE 2008 EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION PLAN.

REPORT OF AUDIT COMMITTEE

        During fiscal 2007, the members of the Audit Committee consisted of Messrs. Alexander, Curtis, Shay and Stokely from October 1, 2006 through July 24, 2007. As a result of Mr. Alexander's decision not to stand for re-election, our Board reconstituted its Audit Committee on July 24, 2007, so that each independent director of our Board served as a member of its Audit Committee. On September 6, 2007, Alfred R. Berkeley, III and Jan H. Suwinski were elected to our Board. Our Board then reconstituted its Audit Committee so that the members of its Audit Committee consisted of Messrs. Berkeley, Shay and Stokely from September 6, 2007 through the end of the end of fiscal 2007.

        At all times during fiscal 2007, each of the directors that served on the Audit Committee was "independent" as defined in Rule 4200(a) of the NASDAQ listing standards. Our Board determined that each of the members met the NASDAQ regulatory requirements for financial literacy and that Mr. Stokely and Mr. Shay are "audit committee financial experts" as defined under SEC rules.

        The Audit Committee operates pursuant to a charter (the "Audit Committee Charter") approved and adopted by our Board. Our Board amended the Audit Committee Charter on December 14, 2005. A copy of the Audit Committee Charter was attached to the proxy statement for our 2006 Annual Meeting of Stockholders and is available on our website at www.aciworldwide.com in the Investors – Corporate Governance section.

        The Audit Committee, on behalf of our Board, oversees the Company's financial reporting process as more fully described in the Audit Committee Charter. Management is responsible for the preparation, presentation and integrity of the Company's consolidated financial statements, accounting and financial principles, internal controls over financial reporting and compliance with laws and regulations and ethical business standards. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of the Company's system of internal controls. Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditor.

        The Company's independent auditor, KPMG LLP ("KPMG"), is responsible for performing independent audits of the Company's consolidated financial statements and the effectiveness of the Company's internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. In fulfilling its oversight responsibilities, the Audit Committee (i) reviewed and discussed the audited financial statements and the footnotes thereto in the Company's annual report on Form 10-K for fiscal 2007 with management and KPMG, and (ii) discussed the quality, not just the acceptability, of the accounting principles, of the reasonableness of significant judgments and the clarity of the disclosures in the financial statements with management and KPMG. The Audit Committee discussed with the Company's internal auditors and KPMG, with and without management present, their evaluations of the Company's internal accounting controls and reviewed with management the bases for management's assessment of the effectiveness of the Company's internal controls over financial reporting.

        The Company's independent auditor is responsible for expressing opinions on (i) the conformity of the Company's audited financial statements, in all material respects, to accounting principles generally accepted in the U.S., and (ii) the effectiveness of the Company's internal controls over financial reporting. The independent auditor has full and free access to the Audit Committee. The Company's independent auditor has expressed the opinion that the Company's audited financial statements conform, in all material respects, to accounting principles generally accepted in the U.S. The Audit Committee reviewed and discussed with the independent auditor its judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed by the Audit Committee with the Company's independent auditor under Statement on Auditing Standards No. 61, as amended.

        The Audit Committee discussed with the Company's independent auditor its independence from management and the Company, and received from them the written disclosures and the letter concerning the independent auditor's independence required by the Independence Standards Board Standard No. 1.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board that the audited consolidated financial statements be included in the Company's annual report on Form 10-K for fiscal 2007 for filing with the Commission. The Audit Committee also recommended to our Board the selection of KPMG to serve as the Company's independent auditor for the fiscal year ending December 31, 2008.

MEMBERS OF THE AUDIT COMMITTEE
John E. Stokely, Chairman Alfred R. Berkeley, III John M. Shay, Jr.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF THE COMPANY'S INDEPENDENT AUDITOR

        The Audit Committee has recommended, and our Board has approved, the appointment of KPMG as our independent auditor for the fiscal year ending December 31, 2008 subject to stockholder ratification. We initially engaged KPMG to serve as our independent auditor on May 29, 2002. Representatives of KPMG are expected to be present at the Annual Meeting to make a statement should they so desire and to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

        The following table sets forth the aggregate fees paid or payable relating to the audit of the fiscal 2007 and fiscal 2006 consolidated financial statements and the fees billed for other services.

Fee Category	Fiscal 2007	Fiscal 2006

Audit Fees	$3,792,000	$4,900,000

Audit Related Fees	31,000	24,390

Tax Fees	30,000	137,813

Other Fees	0	0

Total Fees	$3,853,000	$5,062,203

        Audit Fees.    This category represents the aggregate fees paid or payable to KPMG for professional services rendered for the audit of the Company's annual consolidated financial statements for fiscal 2007 and fiscal 2006 and the audit of the effectiveness of the Company's internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (the "PCAOB") (established under the Sarbanes-Oxley Act of 2002).

        Audit-Related Fees.    This category represents the aggregate fees billed by KPMG for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of the Company's financial statements that are not reported under "Audit Fees" for fiscal 2007 or fiscal 2006. The professional services rendered in fiscal 2007 consisted of (i) assistance with review of SEC Comment Letters, and (ii) services associated with the Company's filing of a SEC Form S-8 registration statement and a SEC Form 8-K for the acquisition of P&H Solutions, Inc. The professional services rendered in fiscal 2006 consisted of (i) technical accounting consultations related to acquisition accounting matters, and (ii) other technical accounting consultations.

        Tax Fees.    This category represents the aggregate fees billed by KPMG for tax-related services rendered to the Company for fiscal 2007 and fiscal 2006 which related primarily to tax planning projects and, to a lesser extent, tax compliance issues, including assistance in the preparation of (i) expatriate tax returns and payroll calculations, (ii) original and amended foreign income tax returns, (iii) amended state income tax returns, and (iv) foreign tax credit calculations.

        All Other Fees.    As noted above, there were no other fees billed by KPMG for services rendered to the Company, other than the services described above under "Audit Fees," "Audit-Related Fees" and "Tax Fees."

        The Audit Committee has considered whether the provision of the services by KPMG, as described above in "Tax Fees" and "All Other Fees," is compatible with maintaining the independent auditor's independence.

Pre-Approval of Audit and Non-Audit Services

        We have adopted policies and procedures for pre-approval of all audit and non-audit services to be provided to us by our independent auditor and its member firms. Under these policies and procedures, all audit and non-audit services to be performed by our independent auditor must be approved by the Audit Committee. A proposal for audit and non-audit services must include a description and purpose of the services, estimated fees and other terms of the services. To the extent a proposal relates to non-audit services, a determination that such services qualify as permitted non-audit services and an explanation as to why the provision of such services would not impair the independence of our independent auditor are also required. Any engagement letter relating to a proposal must be presented to the Audit Committee for review and approval, and the chairman of the Audit Committee may sign, or authorize an officer to sign, such engagement letter.

        All services provided by our independent auditor in fiscal 2007 were approved by the Audit Committee.

Vote Required

        The affirmative vote of a majority of the shares represented at the Annual Meeting and actually voting on this proposal is required for the approval of the proposal. Because only a majority of shares actually voting is required to approve Proposal 3, an abstention will have no effect on the outcome of the voting on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT AUDITOR FOR FISCAL 2008.

INFORMATION REGARDING SECURITY OWNERSHIP

        The following tables set forth certain information regarding the beneficial ownership of our common stock as of March 31, 2008 by (i) each of our directors, (ii) each of our executive officers named in the "Fiscal Year 2007 Summary Compensation Table" below, (iii) all of our executive officers and directors as a group, and (iv) each person known by us to beneficially own more than 5% of the outstanding shares of our common stock. The percentages in these tables are based on 34,342,954 outstanding shares of common stock, exclusive of 6,478,562 shares of common stock held as treasury stock by the Company. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares underlying options held by that person that will be exercisable within 60 days of March 31, 2008, are deemed to be outstanding. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Security Ownership of Directors and Executive Officers

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2008 by (i) each of our directors, (ii) each of our executive officers named in the "Fiscal Year 2007 Summary Compensation Table" below and (iii) all of our executive officers and directors as a group. No family relationships exist among our directors and executive officers.

Beneficial Owner	Number of Shares Directly Owned	Number of Shares Subject to Currently Exercisable Options or Which May be Acquired Within 60 Days(1)	Total Shares Beneficially Owned	Percent
Philip G. Heasley	241,227	450,000	691,227	2.01%
Mark R. Vipond(2)	36,212	99,547	135,759	*
David N. Morem	32,823	37,500	70,323	*
Harlan F. Seymour	4,000	46,000	50,000	*
John E. Stokely	2,000	42,000	44,000	*
John D. Curtis	2,000	42,000	44,000	*
Jan H. Suwinski	30,000	—	30,000	*
Craig A. Maki	1,875	25,000	26,875	*
Henry C. Lyons(3)	481	25,000	25,481	*
Alfred R. Berkeley, III	13,930	—	13,930	*
John M. Shay, Jr.	3,000	10,000	13,000	*
Anthony J. Parkinson(3)	6,094	—	6,094	*
David R. Bankhead(3)	—	—	—	*
All Directors and Executive Officers as a group (17 persons)(4)	483,128	953,297	1,436,425	4.18%

*
Less than 1% of the outstanding shares of our common stock.

(1)
Includes shares issuable upon exercise of vested stock options as of 60 days following March 31, 2008 (May 30, 2008).

(2)
Includes 95 shares held by Mr. Vipond's wife for which he disclaims beneficial ownership.

(3)
Mr. Parkinson retired from the Company effective July 31, 2007 and Mr. Bankhead retired from the Company effective August 15, 2007. Mr. Lyons resigned from the Company effective February 29, 2008. The information related to the number of shares directly owned by Messrs. Parkinson,

  Bankhead and Lyons is based on our records as of the date of the individual's retirement or resignation.

(4)
The amounts reflected in this row include the share ownership information for Messrs. Parkinson and Bankhead because pursuant to SEC rules, Messrs. Parkinson and Bankhead are both deemed to be Named Executive Officers for fiscal 2007 even though neither individual was serving as an executive officer nor employed by the Company as of September 30, 2007. Mr. Lyons' shares are also included in this row although effective February 29, 2008, Mr. Lyons resigned from the Company and thus, is no longer a current executive officer. The amounts in this row also include 4,900 shares owned by the wife of an executive officer for which such officer disclaims beneficial ownership.

Security Ownership of Certain Beneficial Owners

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2008 by each person known by us to beneficially own more than 5% of the outstanding shares of our common stock.

Beneficial Owner	Number of Shares(1)	Percent
Waddell and Reed Investment Management Co. 6300 Lamar Avenue, Overland Park, KS 66202	6,806,658	19.82%
RS Investment Management Co. LLC 388 Market Street, Suite 1700, San Francisco, CA 94111	4,707,039	13.71%
Capital Research Global Investors 333 South Hope Street, Los Angeles, CA 90071	3,119,000	9.08%
Westfield Capital Management Co. LLC One Financial Center, 23rd Floor, Boston, MA 02111	2,383,314	6.94%
MFS Investment Management 500 Boylston Street, Boston, MA 02116-3741	1,786,510	5.20%

(1)
The number of shares in this table is based on reporting from NASDAQ Online as of April 15, 2008, based on the Schedule 13G and 13F filings as of such date. The Company is not aware of any additional filings by any person or company known to beneficially own more than 5% of the outstanding shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act and the rules of the SEC require our directors, certain officers and beneficial owners of more than 10% of our outstanding common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Company employees generally prepare these reports on behalf of our executive officers on the basis of information obtained from them and review the forms submitted to us by our non-employee directors and beneficial owners of more than 10% of the common stock. Based on such information, we believe that all reports required by Section 16(a) of the Exchange Act to be filed by our directors, officers and beneficial owners of more than ten percent of the common stock during or with respect to fiscal 2007 were filed on time.

INFORMATION REGARDING EQUITY COMPENSATION PLANS

        The following table sets forth, as of September 30, 2007, certain information related to our compensation plans under which shares of our common stock are authorized for issuance:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	4,008,078	$22.35	2,788,450	(1)
Equity compensation plans not approved by security holders(2)	—	$—	—

Total	4,008,078	$22.35	2,788,450

(1)
Includes shares remaining available for future issuance under the 1999 Stock Option Plan, as amended, and the 2005 Incentive Plan, as amended. This number reflects shares reserved for issuance in connection with long-term incentive awards under the 2005 Incentive Plan outstanding as of September 30, 2007 based on the targeted award amounts.

FISCAL 2007 COMPENSATION DISCUSSION AND ANALYSIS

Overview

        This Fiscal 2007 Compensation Discussion and Analysis is designed to provide stockholders with an understanding of our compensation philosophy, core principles, and decision making process. It discusses the determinations of the Compensation Committee of our Board of Directors (the "Committee" for purposes of this discussion and analysis) of how and why, in addition to what, compensation actions were taken for the executive officers who are identified in the "Fiscal Year 2007 Summary Compensation Table" below (the "Named Executive Officers"). Our discussion is organized as follows:

  •
  Executive Officer Compensation Philosophy.  This section contains our compensation philosophy and objectives with respect to our executive officers.

  •
  Elements of Executive Officer Compensation.  This section details each element of compensation that we provide to our executive officers, including the key features of the compensation and how each element furthers our compensation philosophy.

  •
  Determining Compensation.  This section contains a discussion of the roles of the parties included in the process of determining executive officer compensation.

  •
  Analysis of Named Executive Officer 2007 Compensation.  This section focuses on the compensation provided to each Named Executive Officer during fiscal 2007.

  •
  Analysis of 2007 Incentive Compensation Programs.  This section contains details of the cash-based and equity-based incentive compensation programs pursuant to which we granted Named Executive Officers awards during fiscal 2007.

  •
  Equity Policies.  This section describes our equity policies, including our stock ownership guidelines and our equity award granting policy.

  •
  Tax and Accounting Implications.  This section explains our practices with respect to Section 162(m) of the Internal Revenue Code, as amended (the "Code"), and the deductibility of compensation paid to executive officers as well as our accounting practices for share-based compensation awards under FASB Statement 123R, "Share-Based Payments".

  •
  Employment Agreements with Named Executive Officers.  This section contains a description of the material terms of our employment agreements with certain Named Executive Officers.

Executive Officer Compensation Philosophy

        Our executive compensation programs promote our compensation philosophy of pay for performance and strengthen our ability to attract and retain highly qualified executives. Our pay for performance philosophy means that a significant portion of our executive officer compensation is "at-risk" and depends on the Company's performance against specified financial, operational and strategic goals and objectives. In particular, we design our executive compensation programs to create incentives that promote short-term profitability and long-term value growth for our stockholders. To be successful, we must attract talent globally from the information technology, software development and services and financial payments markets. Accordingly, we strive to design executive compensation programs that are competitive in these industries as well as across a broader spectrum of companies of comparable size and complexity.

        We compensate our executive officers with a mix of base salary, short-term and long-term cash and equity incentive compensation. Base salary is designed to provide a reasonable standard of living for each executive based on the executive's level within the organization and the executive's geographical location. Short-term and long-term cash and equity incentive compensation are designed to reward executives for their contributions to the Company's performance. Executive officer contributions are measured based on performance targets that correlate to increasing stockholder value, increasing stock price and the market success of the business. These performance targets align our executives' incentives with the long-term and short-term interests of our stockholders. Because the ultimate value of our incentive compensation programs depends on our future performance, we reward our executives immediately while creating an incentive for our future performance.

Elements of Executive Compensation

        Each of the elements of our executive compensation program reinforces our pay for performance philosophy by encouraging behavior that is important to our overall success on a short or long-term basis. We believe that our combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term stockholder value, and encourages executive recruitment and retention. Our executive compensation programs consist of the following key elements:

Element of Compensation	Form of Compensation	Purpose	Performance Based

Cash and Short-Term Compensation:

Base Salary	Cash	Provides competitive, fixed compensation to attract and retain exceptional executive talent	No

Management Incentive Compensation Program	Cash	Encourages an executive officer's contribution to, and rewards an executive officer for, Company-wide performance and the attainment of specific operational and financial goals that are controlled by or can be directly impacted by the executive officer	Yes

Long-Term Incentive Compensation:

Stock Option Awards	Equity	Rewards long-term Company performance, links an executive officer's incentives to our stockholders' interests in increasing our stock price and provides executive officers with incentives to stay with the Company	Yes

Performance Shares	Equity	Rewards executives for increases in the value of our common stock and provides motivation for the executive to achieve financial results that we believe will strengthen the Company	Yes

Element of Compensation	Form of Compensation	Purpose	Performance Based

Health, Retirement and Other Benefits:	Eligibility to participate in benefit plans generally available to our employees, including, employee stock purchase plan, 401(k) retirement plans, life, health and dental insurance and short and long-term disability plans	Plans are part of our broad-based employee benefits program	No

Perquisites:	Any benefits not disclosed above are part of our standard practices for a particular geographic location or required to address special circumstances such as relocations	—	—

Change- in-Control Benefits:	Eligibility to receive a combination of cash, equity and other benefits in the event of termination of employment after a change-in-control of the Company	Preserves productivity, avoids disruption and prevents attrition during a period when we may be involved in a change-in-control transaction and motivates executives to pursue transactions that are in our stockholders' best interests notwithstanding the potential negative impact of the transaction on their future employment	No

        Individual compensation reflects an executive officer's position and value to our organization including contribution to business results, knowledge and skills, and market value. The compensation setting process establishes an overall target compensation level for each executive officer and allocates this amount across base salary, cash incentive and equity incentive compensation. The target compensation level is based, in part, on comparative data from our peer group and general compensation surveys, which include data on total compensation levels and are discussed further below, as well as an executive officer's level of responsibility and the specific value that the officer can provide to the success of the Company. We also consider comparative data from our peer group on the allocation of compensation between base salary, bonus and equity. In general, we target base salary levels for our executive officers at or below market median levels. In order to implement our pay for performance philosophy, we allocate a greater percentage of total compensation to both short-term and long-term incentive compensation, which percentage is based on the degree of direct responsibility the executive officer has for corporate results. Short-term cash incentives and long-term equity incentives are tied to specific and measurable goals that are important to the Company's success and are targeted to pay out at or above market median levels when goals are achieved or exceeded. As a result, base salary typically comprises a smaller percentage of the total compensation of our executive officers.

        In addition, depending on the location of the executive officer, an executive officer's compensation, including the allocation between base salary, bonus and equity, may be adjusted to reflect local or regional competitive practices to ensure that our compensation programs are competitive. Local and regional competitive practices are identified, and any adjustments based on such practices are determined, based on applicable local or regional market compensation surveys provided by our independent compensation consultants and our internal global human resources and recruiting departments. The international comparative data typically includes additional sources outside of our United States peer group companies. This process recognizes that we are a global company and must attract our executives from a worldwide talent pool. For instance, one of our executive officers is located in, and a resident of, England, and he is provided with a car allowance that is consistent with our standard practices within the region and the local competitive practices.

Current and Short-Term Incentive Compensation

        Base Salary.    Base salary is designed to provide competitive, fixed compensation to attract and retain exceptional executive talent and is based on the executive's level within the organization and the executive officer's geographical location. Accordingly, executive officer base salaries are established by reference to salary data for executives with comparable positions within the United States or in the same geographic region for executives residing outside of the United States.

        Each executive officer's base salary, except our Chief Executive Officer's ("CEO"), is based on the recommendation of our CEO to the Committee. These recommendations are derived primarily from competitive assessments prepared by our independent compensation consultant, which include data on the allocation of compensation between base salary, bonus and equity, and other business factors described below. In fiscal 2007, our independent compensation consultant provided a separate assessment for our Chief Operating Officer ("COO") position. The assessment for our then current COO was based on general industry and information technology survey compensation data for the United States. We did not conduct separate competitive assessments on the compensation levels of our Chief Corporate Development Officer and our then current Chief Financial Officer ("CFO") as they were both hired in late fiscal 2006 at compensation levels deemed appropriate by the Committee at such time. Additionally, the Committee determined that a competitive assessment of our then current Chief Administrative Officer ("CAO") position was not required during fiscal 2007 as our then current CAO received a salary increase in the last quarter of fiscal 2006. Other business factors used by the CEO in formulating base salary recommendations include the Company's operating budget for the year, a desire to phase in compensation changes over more than one fiscal year, relative levels of cash incentive compensation and long-term equity compensation, the performance of a particular executive officer's business unit in relation to established strategic plans, and the overall operating performance of the Company.

        Our CEO's compensation was initially established by the Committee in March 2005 when Mr. Heasley joined the Company. His compensation and the terms of his employment are set forth in his employment agreement, as amended, which agreement is discussed in further detail below in the section entitled "CEO Amended Employment Agreement". The initial compensation established by the Committee for Mr. Heasley included base salary, on-target cash incentive compensation and equity compensation. The Committee set the CEO's on-target incentive compensation at 100% of his base salary to directly tie a significant portion of his potential total annual compensation to the performance of the Company and the achievement of financial and strategic objectives and also linked 40% of Mr. Heasley's initial equity compensation to the market performance of our common stock. The Committee reviews the CEO's compensation and the terms of his employment agreement on an annual basis in connection with the review of all other executive officers' compensation. Information regarding the results of the fiscal 2007 review of Mr. Heasley's compensation along with details regarding the 2007 compensation for our Named Executive Officers is set forth below under "Analysis of Named Executive Officer 2007 Compensation" as well as in the "Fiscal Year 2007 Summary Compensation Table" set forth in the "Fiscal 2007 Executive Compensation" section below.

        Cash Incentive Awards.    In addition to receiving a base salary, executive officers participate in a short-term incentive program known as our Management Incentive Compensation ("MIC") program. Our MIC program is generally available to employees at or above the director level (e.g. one level below a vice president) and provides cash awards for business and individual performance during a 12 month performance period. The MIC program is designed to encourage an executive's contribution to, and reward an executive for, Company-wide performance and the attainment of specific operational and financial goals that are controlled by or can be directly impacted by the executive.

        Our CEO recommends MIC target awards for each executive officer, excluding himself, to the Committee. The CEO's recommendations are generally derived from competitive assessments provided by independent compensation consultants and general market data and compensation surveys provided by internal compensation resources within our Human Resources department. The targeted award amount is typically benchmarked to comparative data from our then current peer group and/or available market compensation surveys.

        An executive's MIC target award for a 12 month period is separated into five bonus opportunities that are each equal to 20% of the total target award. Payment of four of the five bonus opportunities is based on achievement of quarterly performance targets. MIC plans include quarterly targets and payouts to correlate the timing of reward payouts with the achievement of business results. The quarterly payouts also help to provide our executives the incentive to achieve short-term financial goals related to revenue, sales, backlog and expenses that will ultimately drive longer-term increases in stockholder value.

        Payment of the fifth and final 20% of the bonus opportunity is based on the achievement of annual performance targets and may also include specific business objectives for the executive officer, or individual business objectives ("IBOs"), that support the MIC performance targets. The MIC program incorporates IBOs to confirm that each member of executive management is individually contributing to the overall success of the Company as measured on a short-term basis. IBOs may include, for instance, objectives related to integration of acquisitions, establishment of, or improvement to, Company policies and processes, achievement of reductions in specified expenses, expansion of specified products into new identified markets as well as other objectives tailored to the individual executive officer. The IBOs for all executive officers, other than our CEO, are established or approved by our CEO in consultation with the individual executive officer. Failure of an executive to achieve any of his IBOs can result in the reduction of the executive's fifth MIC bonus payment. In the case of the CEO, the Board establishes certain internal planning and management objectives for the CEO each year in connection with the annual evaluation of the CEO's performance, and therefore, the CEO does not have specific IBOs incorporated into his MIC plan. The CEO's fifth bonus opportunity is based solely on the achievement of the annual performance metrics' targets.

        Quarterly bonus opportunities are generally paid forty-five (45) days after the end of the respective quarter in accordance with our standard payroll practices. Fourth quarter bonus opportunities and the fifth bonus opportunity are typically paid sixty (60) days after the end of the fiscal year as additional administrative time is required to collect and process IBO results and to complete fiscal year-end reporting. The payment for the fourth and fifth bonus opportunities are combined and may be adjusted up or down in accordance with a plan true-up provision to ensure that the sum of the quarterly achievement levels and associated payouts is equivalent to the aggregate annual payout associated with actual annual achievement levels.

        The MIC plans provide for payments ranging from 0% of the applicable bonus opportunity, if the threshold performance levels are not attained, to 200% of the applicable bonus opportunity, if all performance is at or above the levels established to qualify for maximum payouts. Payments for performance between the threshold and maximum levels are interpolated based on the level of performance achieved. Unless otherwise set forth in the applicable MIC plan, performance attainment levels of the targeted performance objectives range from 91% to 108.33% and correspond to payment levels ranging from 10% to 200% of the target bonus opportunity.

        MIC plans are established for executive officers as part of the Company's review of its strategic plan and establishment of its annual operating budget. Performance targets for our executive officers include a mix of Company-level, segment-level and business unit financial metrics and are individually tailored to include the important factors under the executive's control. The Committee approves the MIC plans and the performance metrics, including IBOs if applicable, for each executive officer and our CEO.

        The Committee retains the right at any time during the applicable MIC year, to (1) amend or terminate the plan, in whole or in part, (2) revoke any eligible executive's right to participate in the MIC program, and (3) make adjustments to targets. During fiscal 2007, the Committee adjusted the performance targets for all participants in the MIC program to reflect the impact of acquisitions completed during the fiscal year.

        Information about our Named Executive Officers' 2007 MIC awards is set forth below under "Analysis of Named Executive Officer 2007 Compensation" as well as in the "Fiscal 2007 Summary Compensation Table" set forth in the "Fiscal 2007 Executive Compensation" section below.

Long-Term Incentive Compensation

        Executive officers also participate in our long-term incentive program ("LTIP"). LTIP provides for the award of stock options and performance shares. Performance shares are paid out in shares of our common stock based on Company performance during a performance period that is typically three years but must be at least one year. LTIP is available to only a select group of senior management members, including executive officers, whose responsibilities and decisions can directly impact business results. Including stock options in the compensation package of our executive officers rewards executives for increases in the value of our Company's common stock while including performance shares provides motivation for the executive to achieve financial results that we believe will strengthen the Company. While our CEO may recommend grants of stock options and performance shares for executive officers, the Committee must approve all equity- based awards granted to our employees.

        The mix of time-vested and performance-vested awards is generally reviewed and adjusted by the Committee each year in consideration of data provided by independent compensation consultants combined with a review of the Company's business goals. The combination of stock option and performance share grants to an executive officer is considered in the analysis of the executive officer's overall compensation package based on a review of the executive officer's ability to contribute to increases in our stock price. The Committee also takes into consideration the expense to the Company associated with equity awards.

        Stock Options.    We grant time-vested options to reward long-term Company performance, link an executive's incentives to the stockholders' interests in increasing the Company's stock price and to provide executives with incentives to stay with the Company. Stock options are granted only to a limited number of senior executives, including Named Executive Officers, whose performance can have a significant impact on our stock price.

        Stock options are granted annually. The decision to grant an executive a stock option award is based on the executive's position, individual performance and number of performance shares received, and the award amounts are typically tied to benchmarking data from our then current peer group on overall compensation and allocation of compensation between cash and equity compensation as well as data from general industry compensation surveys. Stock options granted as part of LTIP typically vest in equal annual installments over a four year period, have a 10 year term and are granted at fair market value at the time of grant. Stock option recommendations under LTIP are reviewed by the Committee annually and are generally approved by the Committee in the first quarter of our fiscal year.

        In addition to annual grants under LTIP, in order to attract executive talent, we may grant stock options to new executives at the time of hire. Market practice and conditions, internal equity and the qualifications of the candidate are all factors considered in these situations. These stock option grants are contingent on Committee approval, which typically occurs during the first Committee meeting after hire. On rare occasions, additional or special grants of stock options may be made to executives to recognize an increase in responsibility or when market conditions and competitive data indicate that an executive's compensation is not competitive. Special option grants are contingent on Committee review and approval, which typically occurs during the next scheduled Committee meeting. Stock options that are not granted as part of LTIP generally vest over a four year period and have a ten year term; however, the Committee may adjust the vesting schedule to incorporate specific performance elements or to support continued retention. All stock options are granted at fair market value at the time of grant.

        Performance Share Grants.    We added performance shares to LTIP in fiscal 2006 to provide long-term incentives to a group of employees broader than the recipients of stock option grants. A participant's performance share grant is paid out in shares of our common stock based upon the Company's achievement of certain performance goals over a specified performance period.

        The performance shares provide a competitive performance-based substitute to traditional equity plans while once again linking executive management incentives to stockholder interests. We design the performance shares compensation program and the applicable performance metrics to focus executives on a clear set of objectives over a specified performance period which is typically three years but must be at least one year. The performance metrics and the relative weight of each metric are developed for each plan cycle and approved by the Committee. The award agreements currently provide for no payout of performance shares if the Company's earnings per share is below a predetermined minimum threshold level at the conclusion of the applicable performance period. Assuming the earnings per share threshold level is attained, the award agreements provide for no payout if a threshold level of performance is not obtained, a below market level payout if a threshold level of performance is achieved, a market level payout if targets are achieved, and above-market payout if targets are clearly exceeded.

        Executive officer equity compensation is a combination of performance shares and stock options and is determined in consideration of the benchmarking data from our peer group, as well as data from general compensation market surveys, on overall compensation and allocations of compensation between performance-based compensation and other forms of compensation.

        Information about grants of stock option and performance shares in fiscal 2007 to our Named Executive Officers is set forth below under "Analysis of Named Executive Officer 2007 Compensation" as well as in the "Fiscal 2007 Grants of Plan-Based Awards" table in the "Fiscal 2007 Executive Compensation" section below.

Other Elements of Compensation

        Employee Stock Purchase Plan.    We maintain an employee stock purchase plan that is available to substantially all employees, including our Named Executive Officers. This plan has been approved by our stockholders. Under the plan, participating employees may contribute up to 15% of their base salary (subject to certain IRS limits) to purchase our common stock at the end of each participation period. The participation periods are three-month periods running from February through April, May through July, August through October and November through January each year and the purchase price is equal to 85% of the fair market value of the stock on the last day of the purchase period.

        Retirement Benefits.    We maintain a tax-qualified 401(k) retirement plan that provides for broad-based employee participation. We match the employee's contributions up to 4% of the employee's base salary, limited to a $4,000 annual match. All employer and employee contributions are 100% vested immediately. Our Named Executive Officers are eligible to participate in the 401(k) retirement plan, subject to geographic limitations. For employees located in geographic areas outside of the United States who are not eligible to participate in our 401(k) retirement plan, we maintain certain pension schemes or retirement plans that are customary for the respective geographic region.

        We do not currently have any provisions for early retirement.

        Insurance and Disability Benefits.    We also provide our Named Executive Officers with basic life, health, dental and disability coverage benefits. These benefits are the same as those provided to other employees within the organization.

        Perquisites.    Currently, the Company does not have additional or special executive-only benefits that are not part of our standard compensation practices for a particular geographic location or used to address special circumstances such as relocations.

        Severance Benefits.    Except for the employment agreement with Mr. Heasley described in detail below in the section entitled "Employment Agreements with Named Executive Officers", we do not have employment or severance agreements with our Named Executive Officers and their employment may be terminated at any time.

        Change-in-Control Severance Benefits.    Currently, all of our executive officers, including our Named Executive Officers, are entitled to certain severance benefits under the terms of a Change-in-Control Employment Agreement ("CIC Agreement"). The change-in-control benefits provided in the CIC Agreements are designed to preserve productivity, avoid disruption and prevent attrition during a period when we are, or are rumored to be, involved in a change-in-control transaction. The change-in-control severance program also motivates executives to pursue transactions that are in our stockholders' best interests notwithstanding the potential negative impact of the transaction on their future employment.

        In July 2007, following the Committee's comprehensive evaluation of our then current change-in-control severance programs and practices, our Board of Directors (based on the recommendations of the Committee) decided to replace all existing severance and change-in-control severance agreements with our executive officers with the new CIC Agreements. Although the Committee determined that our then current change-in-control severance agreements were reasonable, the Committee and the Board determined that the new CIC Agreements are more in line with current market standards and emerging governance trends.

        A description of the current CIC Agreements can be found below under the heading "Potential Payments Upon Termination or Change-in-Control – Change-In-Control Employment Agreements".

Determining Executive Compensation

Role of Compensation Committee

        The Committee operates pursuant to a charter (the "Compensation Committee Charter") approved and adopted by our Board. A copy of the Compensation Committee Charter is available on our website at www.aciworldwide.com in the Investors – Corporate Governance section. The Committee members are Messrs. Seymour, Shay and Suwinski, each of whom is "independent" as defined in Rule 4200(a) of the NASDAQ listing standards. During fiscal 2007, Messrs. Alexander, Kever and Seymour served as members of the Committee from October 1, 2007 through July 24, 2007 when our Board reconstituted the Committee so that each independent director of our Board served as a member of the Committee. On September 6, 2007, our Board again reconstituted the Committee so that the members of the Committee consisted of Messrs. Seymour, Shay and Suwinski from September 6, 2007 through the end of fiscal 2007. At all times during fiscal 2007, each of the directors that served on the Committee was "independent" as defined in Rule 4200(a) of the NASDAQ listing standards.

        The Committee approves base salary and incentive compensation for, and addresses other compensation matters with respect to, our executive officers, including our Named Executive Officers. The Committee grants all stock options and other equity awards to all employees, including our executive officers based on management recommendations. The full Board retains the authority to grant equity awards to non-employee directors, taking into consideration the recommendations of the Nominating and Corporate Governance Committee (the "Corporate Governance Committee").

        In determining our executive officers' compensation, the Committee primarily considers the following:

  •
  Company performance and relative stockholder return;

  •
  the value of similar incentive awards to officers at comparable companies;

  •
  the equity and long-term incentive awards given to the officers in prior years; and

  •
  the value of any change-in-control severance or other severance arrangements.

        In determining our CEO's compensation, the Committee specifically considers the Board's evaluation of the CEO's performance.

        The Committee is also responsible for the periodic review and evaluation of (a) the terms and administration of our annual and long-term incentive plans to assure that they are structured and administered in a manner consistent with our goals and objectives, (b) existing equity-related plans and the adoption of any new equity-related plans, including a review and evaluation of our polices and practices relating to grants of equity-based compensation, and (c) our employee benefits and, if applicable, perquisite programs and approval of any significant changes therein.

Role of Executive Management

        Executive management, acting primarily though our CEO, negotiates the compensation packages for all newly-hired executive officers. In addition, our CEO annually evaluates the performance of each executive officer and, based on that review, recommends changes in the executive officers' compensation to the Committee. This review includes a subjective determination of each executive's leadership attributes along with an objective review of the executive's profit and loss management and other key accomplishments during the review period. Our Company is an evolving company, and executives' roles and scope of work, and the size and geographical diversity of the groups they manage are subject to change. As an executive's role changes, our CEO may recommend changes to the executive's compensation to the Committee.

        The CEO's compensation recommendations may include increases in base salary and the annual MIC target awards, additional stock option grants, modifications to stock option standard vesting schedules that are deemed to be in the best interest of the Company and changes to the MIC plan performance targets to reflect changes in the scope or focus of an executive's position. In making such recommendations, our CEO is typically provided with competitive market compensation data from our external compensation consultants and recommendations related to individual executive performance from internal compensation resources within our Human Resources department. Our independent compensation consultants typically provide comparative data based on our peer group as well as general industry and information technology surveys on total compensation and allocation between the various compensation components. Our internal Human Resources department typically provides an analysis of comparative survey data obtained from third party resources when data for the selected position becomes available. All compensation changes for executive officers must be reviewed and approved by the Committee.

        Our executive officers annually review and establish the performance metrics for our MIC program. The performance targets associated with the selected performance metrics are developed by our finance department under the direction of the CFO. The MIC plans and the performance metrics and associated targets for executive officers are then reviewed, discussed with and approved by the Committee. Based on input from our executive officers and our finance department, our CEO also makes annual recommendations to the Committee regarding the performance metrics for performance shares under LTIP. Performance metrics for our MIC plan and for performance share awards are tied to the Company's performance and the achievement of financial goals for the applicable fiscal year or the applicable performance period.

Role of External Consultants

        The Committee retains a compensation consultant that attends Committee meetings, provides independent executive compensation advice and, from time to time, conducts surveys and analysis to assist the Committee in its own analysis and decision-making process. In June 2007, the Committee changed its independent compensation consultant from Watson Wyatt to Hewitt Associates LLP ("Hewitt"). This decision was driven by the move of our global headquarters from Omaha, Nebraska to New York, New York. In addition to the tasks related to the establishment and review of executive compensation historically provided by our compensation consultant, Hewitt may also provide general compensation advice to the Company.

Peer Group

        As described above under "Elements of Executive Compensation," we identify a peer group of businesses for the purpose of benchmarking our executive compensation pay and practices. In 2007, the Board selected our peer group based on input from Hewitt as well as our business plans. The criteria for selecting companies for our peer group included similarity of size, based on revenue or market capitalization, similarity of industry and availability of compensation data for comparable positions. Based on these criteria, Hewitt suggested a list of companies to consider for inclusion in our peer group which was reviewed by the Committee and narrowed down to establish our 2007 peer group. The unique nature of our business precludes a robust sample of direct competitors that are comparable in size. Nonetheless, we believe that a wider vantage point is helpful in analyzing executive compensation because the executive labor market is largely national and cuts across industries. Therefore, our peer group includes some larger companies that are direct competitors and some smaller companies that are comparable in size but are not in a related industry. Regression analysis helps control market values for differences in size. Our 2007 peer group was comprised of the following companies:

First Data Corporation	Fiserv, Inc.
Brightpoint, Inc.	Ceridian Corporation
Equifax Inc.	The Dun & Bradstreet Corporation
Acxiom Corporation	Chicago Mercantile Exchange Inc.
MoneyGram International, Inc.	ChoicePoint Inc.
Viad Corp	Powerwave Technologies, Inc.
Brady Corporation	Zebra Technologies Corporation
eFunds Corporation	IHS Group
Advanta Corp.	ESCO Technologies Inc.
ITG, Inc.	Kaydon Corporation
Discover Financial Services	TransUnion, LLC
Visa International

        The Committee reviews the Company's peer group on an annual basis in consultation with its independent compensation consultants; however, the Committee also recognizes the value of a stable peer group so that potential changes in compensation levels and allocations are based on actual market movement rather than on changes in the composition of the peer group.

Analysis of Named Executive Officer 2007 Compensation

        During 2007, we decided to move from a fiscal year ending September 30 to a calendar year fiscal year beginning January 1, 2008. The decision was made for consistency with market practice and alignment with our customers' fiscal years. As a result of this decision, 2007 was a transition year and we adjusted the timing of certain awards and incentive plan performance periods to facilitate the change. In particular, the MIC plan that was established for the fiscal 2007 performance period (October 1, 2006 through September 30, 2007) was terminated on December 31, 2006 by the Committee and the Committee approved a new MIC plan for the 2007 calendar year.

        In addition, the annual salary review was moved from October 2007 to April 2008 to align with common market practice for companies that use a calendar year fiscal year. With the exception of salary reviews in India and Malaysia, no broad salary review was conducted during fiscal 2007. The Committee engaged Hewitt, however, to conduct market compensation analyses for select executive positions whose duties and responsibilities had substantially increased since their last salary review. Hewitt provided compensation data on the CEOs of our 2007 peer group companies for the Committee's consideration. Prior to the establishment of our 2007 peer group, Hewitt also provided management with general industry compensation survey data for selected executive positions, including our then current COO and other executive officers who are not Named Executive Officers. The Committee reviewed this data to ensure that the compensation programs for the selected executive officers remain within broadly competitive norms and made adjustments which are described in detail below.

        Set forth below is a summary of the 2007 compensation decisions related to each of our Named Executive Officers.

Philip G. Heasley, President and CEO

        Effective August 1, 2007, Philip G. Heasley, our President and CEO, received a base salary increase from $500,000 to $550,000 based on the competitive market data provided by Hewitt for our 2007 peer group. This was the first salary increase Mr. Heasley received since joining the Company in March 2005. Mr. Heasley's annual MIC target award remained at $500,000 as set forth in his employment agreement. The Committee reviews our CEO's compensation and the terms of his employment agreement on an annual basis in connection with the review of all other executive officers' compensation.

        Under LTIP, he received a grant of 9,380 performance shares on June 5, 2007. He also received a discretionary stock option grant of 100,000 shares on July 24, 2007 that will vest 25% per year beginning with the first anniversary of the date of grant. Mr. Heasley was awarded this grant based on his job performance.

        We believe that our application of a pay for performance philosophy is consistent with current market practices that tend to award a higher proportion of equity compensation to officers in the CEO position. Moreover, we believe that Mr. Heasley's compensation level should be more strongly tied to increases in stockholder value than our other Named Executive Officers because the Committee believes that the CEO's position and performance has a more significant impact on the Company's performance and stock price. Accordingly, the aggregate value of Mr. Heasley's on-target performance share awards and his stock option awards is approximately six times greater than our other Named Executive Officers while his base salary is less than two times greater than our other Named Executive Officers.

        The majority of Mr. Heasley's total equity compensation was granted to him in connection with his initial employment with the Company on March 9, 2005. As part of his initial compensation package, Mr. Heasley received a grant of 1,000,000 stock options. Six hundred thousand (600,000) of the stock options are time-vested and vest 25% per year beginning with the first anniversary of the date of grant. However, the remaining four hundred thousand (400,000) stock options will vest, if at all, only upon the attainment by the Company of a market price per share of our common stock of at least $50 for 60 consecutive trading days between March 9, 2007 and the expiration of the stock options on March 9, 2015. This vesting criterion was established to ensure that our CEO's equity compensation was tied directly to an increase in stockholder value.

Craig A. Maki, Senior Vice President and Chief Corporate Development Officer

        Craig A. Maki, our Senior Vice President and Chief Corporate Development Officer, joined the Company on July 24, 2006. His base salary of $250,008 and annual MIC target award of $150,000 remained the same during fiscal 2007 because such amounts are based on a market analysis conducted just prior to his joining the Company. Mr. Maki's salary and MIC target award will be reviewed as part of the annual salary review scheduled for April 2008. Since he joined the Company in July 2006, he was not eligible to participate in our MIC program until October 1, 2006. However, during fiscal 2007, Mr. Maki received a cash bonus equivalent to the pro-rated amount he would have received under the fiscal 2006 MIC program to address the transitional period between the commencement of his employment with us and the start of the 2007 Fiscal Year MIC Plan. Under LTIP, on June 5, 2007, he received a grant of 4,098 performance shares and a stock option grant of 12,019 shares that will vest over the next four years in 25% installments on the anniversary of the date of grant. This long-term award level is consistent with other Company executives. On January 29, 2008, the Board appointed Mr. Maki to also serve as the Company's Treasurer.

Henry C. Lyons, Senior Vice President, CFO, Treasurer and former Chief Accounting Officer

        Henry C. Lyons, our Senior Vice President, CFO, Treasurer and former Chief Accounting Officer, joined the Company on September 18, 2006. Mr. Lyons ceased serving as our Chief Accounting Officer in October 2007, when Scott W. Behrens was appointed Chief Accounting Officer. Mr. Lyons' base salary of $275,004 and annual MIC target award of $225,000 remained the same during fiscal 2007 because such amounts are based on a market analysis conducted just prior to his joining the Company. Under LTIP, on June 5, 2007, he received a grant of 4,098 performance shares and a stock option grant of 12,019 shares that were scheduled to vest over the next four years in 25% installments on the anniversary of the date of grant. This long-term award level is consistent with other Company executives. Mr. Lyons resigned from the Company effective February 29, 2008.

Mark R. Vipond, Senior Vice President and COO

        Effective April 1, 2007, Mark R. Vipond, our Senior Vice President and then current COO, received a base salary increase from $275,000 to $350,000 based on the competitive market data for the COO position. Mr. Vipond's previous salary was largely based on his prior role as President of ACI Worldwide Product. Mr. Vipond received an increase in his annual MIC target award from $225,000 to $250,000 in recognition of his expanded role.

        Under LTIP, on June 5, 2007, Mr. Vipond received a grant of 4,690 performance shares and a stock option grant of 14,794 shares that will vest 25% on each grant anniversary date. The value of Mr. Vipond's long-term incentive awards is consistent with other Company executives. On June 5, 2007, Mr. Vipond also received a discretionary stock option grant, based on his expanded responsibilities as COO and his job performance, of 150,000 shares that will vest 50% on the third anniversary of the grant and 50% on the fourth anniversary of the grant. This vesting schedule, as opposed to the standard four year vesting schedule, reflects the long-term nature of Company initiatives within Mr. Vipond's control.

        On January 29, 2008, the Board appointed Mark Vipond to serve as the Company's President of Global Product. In connection with this appointment, Mr. Vipond ceased serving in the role of COO.

David N. Morem, Senior Vice President and Chief Administrative Officer

        David N. Morem, our Senior Vice President and then current Chief Administrative Officer, joined the Company on June 13, 2005. Mr. Morem's base salary of $230,004 and annual MIC target award of

$130,000 remained the same during fiscal 2007 because Mr. Morem received an increase to his base salary in late fiscal 2006 and his role and responsibilities remained largely the same since the fiscal 2006 increase. Mr. Morem's salary and MIC target award will be reviewed as part of the annual salary review scheduled for April 2008. Under LTIP, on June 5, 2007, he received a grant of 4,098 performance shares and a stock option grant of 12,019 shares that will vest over the next four years, 25% on each grant anniversary date. This long-term award level is consistent with other Company executives.

        In connection with his initial employment with the Company, Mr. Morem received a grant of 100,000 stock options. Sixty thousand (60,000) of the stock options are time-vested and vest 25% per year beginning with the first anniversary of the date of grant. However, the remaining forty thousand (40,000) will vest, if at all, only upon the attainment by the Company of a market price per share of our common stock of at least $50 for 60 consecutive days between March 9, 2007 and August 9, 2015. This vesting criterion was established to ensure that Mr. Morem will not be compensated unless stockholder value increased because, in his role as Chief Administrative Officer, Mr. Morem is responsible for the administration and implementation of many of the policies and programs initiated by our CEO.

        On January 29, 2008, the Board appointed Mr. Morem to serve as the Company's President of Global Business Operations. In connection with this appointment, Mr. Morem ceased serving in the role of Chief Administrative Officer.

David R. Bankhead, Former Executive Officer

        David R. Bankhead served as Senior Vice President and Chief Accounting Officer until May 10, 2007 when Henry C. Lyons was appointed Chief Accounting Officer, and at such time, Mr. Bankhead ceased being an executive officer. Mr. Bankhead retired on August 15, 2007 and was serving in the capacity of Senior Vice President upon his retirement. We did not have a severance agreement with Mr. Bankhead and therefore, we did not pay any severance amounts in connection with his retirement. All payments made to Mr. Bankhead in connection with his retirement are set forth in the "Fiscal Year 2007 Summary Compensation Table" in the "Fiscal 2007 Executive Compensation" section below.

Anthony J. Parkinson, Former Executive Officer

        During fiscal 2007, Anthony J. Parkinson served as a Senior Vice President and President of the Americas distribution channel; however, Mr. Parkinson retired on July 31, 2007. On May 10, 2007, we entered into a Separation, Non-Compete, Non-Solicitation and Non-Disclosure Agreement and General Release with Mr. Parkinson, (the "Parkinson Separation Agreement"), which set forth the terms and conditions of Mr. Parkinson's termination of employment with the Company, effective July 31, 2007 (the "Termination Date"). Pursuant to the Parkinson Separation Agreement, we paid Mr. Parkinson a lump sum cash payment of $450,000 within thirty days of the Termination Date, less applicable withholdings and deductions, and a bonus equal to the amount that would have been due to Mr. Parkinson under the Company's 2007 Calendar Year MIC Plan for the period from April 1, 2007 through June 30, 2007 if he had remained employed with the Company. This bonus totaled $20,748. In addition, we must pay Mr. Parkinson a lump sum cash payment of $500,000 on July 31, 2008, less applicable withholdings and deductions, the difference between Mr. Parkinson's COBRA premiums and the premium he was required to pay while an active employee for a period of eighteen (18) months following the Termination Date, if he timely elects COBRA continuation coverage, and up to sixty (60) days of outplacement services. In August 2007, Mr. Parkinson made a timely election for COBRA coverage which requires us to pay $859.26 per month for an aggregate payment of $15,467 for the 18-month COBRA coverage period. As of December 31, 2007, we had paid $3,500 for outplacement services for Mr. Parkinson. Mr. Parkinson will be subject, in certain circumstances, to non-competition and non-solicitation obligations for a period of twenty-four (24) months from the Termination Date and he will continue to be subject to certain confidentiality obligations.

        Prior to his retirement, Mr. Parkinson was a party to a Stock and Warrant Holders Agreement dated as of December 31, 1993 (the "1993 Agreement"), whereby he agreed not to compete with the Company for so long as he continued as an employee of the Company. However, we had the right to elect to extend his non-compete agreement for two years after the termination of his employment if we compensated Mr. Parkinson in accordance with the terms of the 1993 Agreement. We elected to extend Mr. Parkinson's non-compete obligations for this two-year post termination period and the lump sum payments to Mr. Parkinson set forth above represent the compensation due to Mr. Parkinson as a result of our election.

Analysis of 2007 Incentive Compensation Programs

2007 Management Incentive Compensation Programs

        During fiscal 2007, we had two separate MIC plans (the "2007 MIC Plans") in effect at different times as a result of the decision of our Board to change the Company's fiscal year from a September 30th fiscal year end to a December 31st fiscal year end, effective as of January 1, 2008 for the fiscal year ending December 31, 2008.

        The original MIC plan was the 2007 Fiscal Year MIC Plan, which was initially scheduled to run from October 1, 2006 through September 30, 2007. As a result of the decision to change the Company's fiscal year, the Committee adopted the 2007 Calendar Year MIC Plan and terminated the 2007 Fiscal Year MIC Plan effective December 31, 2006. The 2007 Fiscal Year MIC Plan ran from October 1, 2006 through December 31, 2006 and therefore covered only the fist quarter of fiscal 2007. Payouts were made under this plan based on achievement of performance targets for the three month period ending December 31, 2006. Amounts paid to our Named Executive Officers under the 2007 Fiscal Year MIC Plan are included in the Non-Equity Incentive Plan Compensation column of the "Fiscal Year 2007 Summary Compensation Table" in the "Fiscal 2007 Executive Compensation" section below.

        The second plan, the 2007 Calendar Year MIC Plan, was established for the 2007 calendar year to align performance metrics and targets with the Company's new calendar year fiscal year and the Company's business plans going forward. The new MIC plan includes redefined performance metrics and targets based on how performance would be measured relative to the Company's business plans. The 2007 Calendar Year MIC Plan runs from January 1, 2007 through December 31, 2007; therefore, the last three quarters of fiscal 2007 are covered by the 2007 Calendar Year MIC Plan. At the close of fiscal 2007, the Company was only nine months into the 2007 Calendar Year MIC Plan. Amounts paid to our Named Executive Officers during fiscal 2007 under the 2007 Calendar Year MIC Plan are included in the Non-Equity Incentive Plan Compensation column of the "Fiscal Year 2007 Summary Compensation Table" in the "Fiscal 2007 Executive Compensation" section below.

        Due to the fact that we had two 2007 MIC Plans active during fiscal 2007, the MIC payments to our Named Executive Officers reported for fiscal 2007 in the "Fiscal Year 2007 Summary Compensation Table" in the "Fiscal 2007 Executive Compensation" section below include the Fiscal Year 2007 MIC Plan payment for the period October 1, 2006 through December 31, 2006 and the first three quarterly payments under the 2007 Calendar Year MIC Plan made or earned during fiscal 2007.

        The performance metrics and the relative weight of each metric for our Named Executive Officers are established in order to leverage achievement of the Company's short-term and long-term strategic plans and take into consideration the direct and indirect impact that a particular Named Executive Officer's performance may have on the Company's achievement of a particular performance metric. The performance metrics included in the 2007 MIC Plans consist of the metrics set forth below.

  •
  Revenue

  •
  Earnings Per Share

  •
  Sales – The economic value of commercial arrangements entered into by us and our customers. Economic value is defined as the cumulative cash to be collected under the guaranteed license term of a commercial arrangement less any prior commitments that may be replaced or superseded less certain third party royalties or sales incentive compensation fees. Sales results are not reported externally but are contained in internal reports prepared for our management.

  •
  Backlog

  •
  Revenue Per FTE – Revenue divided by the number of fulltime equivalent employees.

  •
  Recurring Revenue – Revenue from monthly license fees, facilities management, managed services, application services provider and hosting fees, monthly initial license fees, standard maintenance, and enhanced maintenance.

  •
  Operating Margin Percentage – Operating income divided by Revenue.

  •
  Contribution Margin Percentage – Operating margin, excluding the impact of corporate overhead functions, divided by Revenue.

  •
  Corporate Overhead Expense

•	Margin Percentage –	((12-Month backlog + Revenue) /2) – (expense + deferred expense)
(12-Month backlog + Revenue) / 2

        If a performance metric set forth above is not defined, it has the same meaning as set forth in our Annual Report, including the audited financial statements and Management's Discussion and Analysis. In addition to the above metrics, the 2007 Calendar Year MIC Plan incorporates IBOs to confirm that members of executive management are individually contributing to the overall success of the Company as measured on a short-term basis.

        The 2007 MIC Plans applicable to each Named Executive Officer typically incorporate between four and seven of the performance metrics set forth above as well as, under the 2007 Calendar Year MIC Plan, the IBOs. Relative weights for the performance metrics set forth above range from 0% to 30% under the 2007 Fiscal Year MIC Plan and from 0% to 25% under the 2007 Calendar Year MIC Plan. The relative weight for each Named Executive Officer's IBOs, if any, under the 2007 Calendar Year MIC Plan is 20%. Based on CEO recommendations for executive officers other than the CEO, the Committee determines the specific performance metrics applicable to each Named Executive Officer and the relative weight of each metric to provide incentive to the executive to achieve financial performance or other business objectives tied to the executive's geographical or functional area of influence.

        Bonus payouts under both the 2007 Fiscal Year MIC Plan and the 2007 Calendar Year MIC Plan may be more or less than the target 100% bonus opportunity (up to a maximum of 200%) depending on the level of attainment by the Company against each performance metric target as set forth in the table below:

Target Attainment Percentage	MIC Bonus Payout Percentage
91% Attainment	10%
95% Attainment	50%
100% Attainment	100%
105% Attainment	150%
108.33% Attainment	200%

        While performance metric targets are established at levels intended to be achievable for the executive, a maximum payout requires very high levels of both individual and Company performance. During fiscal 2007, the annual bonus payout percentages for our Named Executive Officers ranged from

35.1% to 59.6%, excluding the bonus payout percentages for Messrs. Parkinson and Bankhead who did not participate in the 2007 MIC Plans for four full fiscal quarters.

2007 Stock Option Program

        During fiscal 2007, we had two equity incentive plans pursuant to which we granted stock options: the 1999 Stock Option Plan, as amended (the "1999 Option Plan") and the 2005 Equity and Performance Incentive Plan, as amended (the "2005 Incentive Plan"). An aggregate total of 4,000,000 shares of our common stock have been reserved for issuance to our eligible employees under the 1999 Option Plan. Stock options granted pursuant to the 1999 Option Plan are granted at an exercise price not less than the market value per share of our common stock on the date of the grant. The term of the outstanding stock options is ten years and stock options generally vest annually over a period of either three years or four years. A copy of the 1999 Option Plan was filed as Exhibit 10.4 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006 filed with the SEC on May 10, 2006. As of December 31, 2007, we had 267,262 shares available for grant under the 1999 Option Plan.

        The 2005 Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, performance awards and other awards to eligible employees or non-employee directors of the Company. The maximum number of shares of our common stock that may be issued or transferred in connection with awards granted under the 2005 Incentive Plan is the sum of (1) 5,000,000 shares and (2) any shares represented by outstanding options that had been granted under designated terminated stock option plans that are subsequently forfeited, expire or are canceled without delivery of our common stock. As of December 31, 2007, we had 2,572,296 shares available for grant under the 2005 Incentive Plan based on the assumptions included in footnote 13 to the Company's audited financial statements for the fiscal year ended September 30, 2007 included in our Annual Report.

        On July 24, 2007, our stockholders approved the First Amendment to the 2005 Incentive Plan which increased the number of shares authorized for issuance under the plan from 3,000,000 to 5,000,000 and made certain other amendments including an amendment that provided that the exercise price for any stock options granted under the 2005 Incentive Plan may not be less than the market value per share of common stock on the date of grant. Prior to the adoption of this amendment, the 2005 Incentive Plan provided that the exercise price for any stock options granted under the 2005 Incentive Plan may not be less than the market value per share of common stock on the day immediately preceding the date of grant. During fiscal 2007 and prior to the adoption of this amendment, we administered the granting of stock options under the 2005 Incentive Plan to provide that the exercise price would be the greater of (x) the last trade price on the grant date as reported by The NASDAQ Global Select Stock Market and (y) the last trade price on the day immediately preceding the grant date as reported by The NASDAQ Global Select Stock Market.

        Under the 2005 Incentive Plan, the term of outstanding options may not exceed ten years. Vesting of options is determined by the Committee and can vary based upon the individual award agreements. A copy of the amended 2005 Incentive Plan was filed as Exhibit 10.2 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 filed with the SEC on August 10, 2007.

        Stock options granted during fiscal 2007 under both the 1999 Option Plan and the 2005 Incentive Plan are set forth below in the "Fiscal 2007 Grants of Plan-Based Awards" table in the "Fiscal 2007 Executive Compensation" section below.

2007 Performance Shares Program

        All LTIP performance share awards are granted pursuant to the 2005 Incentive Plan which is discussed above. Performance shares are earned, if at all, based upon the achievement of specified performance goals, over a specified performance period which must be at least one year and is typically three years (the "Performance Period"). Under the 2005 Incentive Plan, the Committee may establish performance goals in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of a subsidiary, division, department, region or function within the Company or subsidiary in which the participant is employed. The performance goals may also be relative to the performance of other companies. The 2005 Incentive Plan provides that the performance goals applicable to any award to a participant who is, or is determined by the Board to be likely to become, a "Covered Employee" within the meaning of Section 162(m) of the Code or any successor provision will be based on specified levels of, or growth in, one or more of the following criteria:

1.	cash flow/net assets ratio;
2.	debt/capital ratio;
3.	return on total capital;
4.	return on equity;
5.	earnings per share growth;
6.	revenue growth;
7.	total return to stockholders (which may be measured by stock price);
8.	backlog; and
9.	contribution margins.

        The 2005 Incentive Plan provides that if the Committee determines that a change in our business, operations, corporate structure or capital structure, or the manner in which we conduct our business, or other events or circumstances render the performance goals unsuitable, the Committee may in its discretion modify such performance goals or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the performance goals or minimum acceptable level of achievement with respect to such Covered Employee.

        The performance share awards granted to our Named Executive Officers during fiscal 2007 are earned, if at all, based upon the achievement of performance goals related to (1) the compound annual growth over the Performance Period in our 60-month contracted backlog as determined by the Company, (2) the compound annual growth over the Performance Period in our diluted earnings per share as reported in our consolidated financial statements, and (3) the compound annual growth over the Performance Period in our total revenues as reported in our consolidated financial statements. Expense related to performance share awards is accrued if the attainment of performance indicators is probable as determined by management. The expense is recognized over the applicable Performance Period.

        During fiscal 2007, the Committee granted performance shares to our Named Executive Officers the details of which are set forth for each Named Executive Officer in the "Analysis of Named Executive Officer 2007 Compensation" section above as well as the "Fiscal 2007 Grant of Plan-Based Awards" table in the "Fiscal 2007 Executive Compensation" section below. Prior to granting the fiscal 2007 performance share awards, the Committee approved revenue, earnings per share and backlog as the performance metrics for the 2007 performance share grants. The Performance Period for the 2007 performance share awards runs from April 1, 2007 through December 31, 2009 (the "2007 Performance Period"). The Company shortened the typical three-year Performance Period to a 33-month Performance Period in order to conform the Performance Period to the new calendar year fiscal year approved by the Board during fiscal 2007.

        Pursuant to the fiscal 2007 performance share grants, our Named Executive Officers can earn a percentage of their target award based on the compound annual growth rate of these performance metrics during the 2007 Performance Period. Receipt of performance shares is not guaranteed, and participants earn awards only if a threshold performance level is achieved. For the fiscal 2007 grants, if the compound annual growth for our earnings per share is below a predetermined minimum threshold level at the conclusion of the Performance Period, the Named Executive Officer will not earn any performance shares. If the Company achieves the earnings per share threshold, then for each performance measure, participants will earn 50% of the weighted number of performance shares for threshold performance, 100% of performance shares for target performance and 150% of performance shares for performance at or above the maximum level. If the percentage increase in the compound annual growth of the revenue, EPS or backlog metrics during the Performance Period falls between the threshold, target and maximum growth percentage, the Committee determines the award percentage by mathematical interpolation. Relative weight for the performance metrics discussed above range from 20% to 40%.

        Performance shares granted during fiscal 2007 under the 2005 Incentive Plan are set forth below in the "Fiscal 2007 Grants of Plan-Based Awards" table in the "Fiscal 2007 Executive Compensation" section below.

Equity Policies

Stock Ownership Guidelines

        To demonstrate the importance of linking the interests of executive management to the upward and downward movements of our common stock that our stockholders experience, in September 2007, the Corporate Governance Committee adopted stock ownership guidelines which provide that our executive officers, including our Named Executive Officers, should have specific equity positions in the Company which vary by position. Under the guidelines, our CEO is expected to own shares with a value equal to 5 times his base salary. The remaining executive officers, including our Named Executive Officers, are expected to own shares with a value equal to 3 times their base salary. Shares used to calculate compliance with the ownership guidelines include direct share purchases, shares acquired through any employee benefit plan, as well as the vested in-the-money portion of any stock options held by the executive officer. As of September 30, 2007, Mr. Heasley's stock ownership was valued at 18.9 times his base salary. Current ownership levels for the other Named Executive Officers vary depending on their length of employment with us. Each executive officer will have 5 years from the adoption of the stock ownership guidelines, or from the date of their appointment to an executive officer position, whichever is later, to achieve the target ownership levels. Failure to achieve the target ownership levels within the 5 year period means that the executive officer will not be eligible for equity awards until he achieves compliance.

Equity Award Granting Policy

        Our Board recognizes the importance of adhering to specific practices and procedures in the granting of equity awards and therefore, in September 2007, our Board adopted an Equity Award Granting Policy that applies to the granting of all compensatory equity awards provided under our equity compensation plans in the form of common stock or any derivative of common stock, including stock options, stock appreciation rights, dividend equivalents, restricted stock, restricted stock units, performance shares or performance units. This policy provides that all grants of equity awards to executive officers must be approved by the Committee, or the full Board in the case of our non-employee directors, at a Board or Committee meeting. Equity awards are not authorized pursuant to action by written consent in lieu of a meeting.

        The grant date of any equity award shall be the date of the Board or Committee meeting at which the award was approved. The exercise price (if applicable) for an equity award shall be the closing sale price (price for last trade) of our common stock as reported on The NASDAQ Global Select Stock Market on the grant date.

        The Committee will consider regular equity award proposals on an annual basis. Proposed grants to newly hired employees or other proposed ad hoc grants (e.g., grants in connection with an acquisition) shall be considered on a quarterly basis in connection with the next scheduled meeting following the event giving rise to the grant proposal. The Board will consider equity awards to non-employee directors at the Board meeting immediately following the annual meeting of stockholders at which the non-employee directors are elected, or if appointed by the Board, at the meeting at which the appointment is made or at the next scheduled meeting following the appointment.

        Notwithstanding the foregoing, the Committee or Board may consider and approve equity award grants to employees, including Named Executive Officers, at meetings other than those described above when deemed reasonably appropriate under the circumstances.

Tax and Accounting Implications

Deductibility of Executive Compensation

        Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to our Named Executive Officers, unless the compensation qualifies as "performance-based compensation." Among other things, in order to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our stockholders. It is intended that all performance-based compensation paid in fiscal 2007 to our Named Executive Officers under the plans and programs described above will qualify for deductibility, either because the compensation is below the threshold for non-deductibility provided in Section 162(m) of the Code, or because the payment of amounts in excess of $1 million qualify as performance-based compensation under the provisions of Section 162(m) of the Code.

        We believe that it is important to continue to be able to take all available company tax deductions with respect to the compensation paid to our Named Executive Officers. Therefore, we believe we have taken all actions that may be necessary under Section 162(m) of the Code to continue to qualify for all available tax deductions related to executive compensation. However, we also believe that preserving flexibility in awarding compensation is in our best interest and that of our stockholders, and we may determine, in light of all applicable circumstances, to award compensation in a manner that will not preserve the deductibility of such compensation under Section 162(m) of the Code.

Accounting for Share-Based Compensation

        Beginning on October 1, 2006, we began accounting for share-based compensation awards, including our stock options and performance shares, in accordance with the requirements of FASB Statement 123R, "Share-Based Payment." Before we grant stock-based compensation awards, we consider the accounting impact of the award as structured and under various other scenarios in order to analyze the expected impact of the award.

Employment Agreements with Named Executive Officers

Amended CEO Employment Agreement

        On March 8, 2005, we entered into an Employment Agreement (the "CEO Employment Agreement") with Philip G. Heasley, pursuant to which Mr. Heasley agreed to serve as our President and CEO for an initial term of four years. A copy of the CEO Employment Agreement was attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on March 10, 2005. On September 5, 2007, the Company and Mr. Heasley entered into the First Amendment to Employment Agreement (together with the CEO Employment Agreement, the "Amended CEO Employment Agreement"). A copy of the First Amendment to Employment Agreement was attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on September 7, 2007.

        Under the Amended CEO Employment Agreement, Mr. Heasley will be employed through March 8, 2011 (the "Employment Period"), after which the Employment Period will be extended for successive one-year periods, unless we give 30 days written notice to Mr. Heasley that the Employment Period will not be extended for an additional year or unless the Employment Period otherwise terminates. So long as Mr. Heasley continues to serve as our President and CEO, the Board will nominate Mr. Heasley to serve as a member of our Board of Directors. The Amended CEO Employment Agreement provides that Mr. Heasley will receive a base salary of $550,000 per year as well as other compensation, including bonus opportunities, as set forth in the Amended CEO Employment Agreement. For fiscal 2007, Mr. Heasley's MIC bonus was based on the achievement of the financial performance metrics set forth in the 2007 MIC Plans.

        The Amended CEO Employment Agreement requires that Mr. Heasley purchase and hold, during the initial Employment Period, 100,000 shares of our common stock. At the end of fiscal 2007, Mr. Heasley held 209,877 shares of our common stock.

        Pursuant to the Amended CEO Employment Agreement, if Mr. Heasley's employment is terminated by the Company without cause or by Mr. Heasley for good reason, Mr. Heasley will be entitled to (1) a lump sum payment equal to his bonus for the quarter in which his employment is terminated; (2) a lump sum payment equal to two times the sum of (A) his base salary at the time of termination and (B) his average annual bonus amount received during the two most recent fiscal years of the Company ending prior to the date of termination; and (3) continued participation in the Company's medical and dental plans for two years or until he is covered under the plans of another employer. Mr. Heasley will also be subject to non-competition obligations for a period of one year following termination of his employment. The Amended CEO Employment Agreement also provides that if payments by the Company to Mr. Heasley would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Heasley will be entitled to a gross up payment such that he will be in the same after-tax position as if no excise tax had been imposed. If Mr. Heasley is entitled to payments under the Change-in-Control Employment Agreement (as described below), no payment will be made to Mr. Heasley under the Amended CEO Employment Agreement.

Fiscal 2008 Compensation Update

        During the first quarter of fiscal 2008 the Committee established fiscal 2008 compensation for our executive officers, including our Named Executive Officers. In making these determinations, the Committee first engaged Hewitt to conduct a competitive compensation analysis for the key senior management positions within the Company, including each Named Executive Officer's position (the "Competitive Analysis"). In connection with the Committee's review of the Competitive Analysis as well as recommendations from our CEO, the Committee made certain modifications to our MIC program and LTIP for fiscal 2008.

2008 Management Incentive Compensation

        Our fiscal 2008 MIC program is substantially similar to the 2007 MIC Plans described above. However, based on a review of comparative data provided by Hewitt, the Committee determined that in order to conform to best practices for cash incentive plans we should transition the payout of MIC awards from quarterly payouts to annual payouts. Therefore, in order to transition this change in our MIC award payout structure, the fiscal 2008 MIC program is structured to provide semi-annual payouts with the goal of completing the transition to annual MIC award payouts in fiscal 2009.

        In addition, the Committee adopted the 2008 Executive Management Incentive Compensation Plan (the "2008 Executive MIC Plan"), which is being submitted to our stockholders for approval and is included in this Proxy Statement as Proposal 2. All MIC awards granted in fiscal 2008 will be granted pursuant to the 2008 Executive MIC Plan if the stockholders approve its adoption as set forth in Proposal 2 above. The 2008 Executive MIC Plan is intended to satisfy the requirements for "performance-based compensation" within the meaning of Section 162(m) of the Code. The Committee believes that it is in the best interests of the Company and its stockholders to ensure that bonuses to be paid to executive officers are deductible by the Company for federal income tax purposes. Accordingly, we have structured the 2008 Executive MIC Plan to satisfy the requirements of Section 162(m) of the Code for "performance-based compensation".

Long-Term Incentive Compensation

        The Committee also elected not to utilize performance shares as part of the 2008 LTIP. Rather, the Committee decided to provide the group of senior management eligible for LTIP awards, including executive officers, the right to choose the form of LTIP award between (1) a specified number of stock options with an exercise price equal to $16.17, the closing sale price (price for last trade) on February 1, 2008 (the grant date) as reported by The NASDAQ Global Select Stock Market, and (2) a specified number of restricted shares of our common stock. In each case, the recipient could choose between a specified number of restricted shares or twice the number of stock options.

        The following is a summary of the material terms applicable to the 2008 LTIP participants associated with each type of equity award; however, the full text of the terms were included in the individual award agreement and the applicable plan documents:

Stock Option Award	Restricted Share Award
Grant Date: February 1, 2008	Grant Date: February 1, 2008
Grant Price: $16.17 which is equal to the closing sale price (price for last trade) on February 1, 2008 as reported by The NASDAQ Global Select Stock Market.
Restrictions: The grantee will not be entitled to sell, assign, transfer, pledge or otherwise dispose of any restricted shares with respect to which the restrictions have not lapsed as described below.
Vesting Schedule: • 25% on First Anniversary of the Grant Date • 25% on Second Anniversary of the Grant Date • 25% on Third Anniversary of the Grant Date • 25% on Fourth Anniversary of the Grant Date
Vesting Schedule (Lapse of Restrictions):
•    25% on First Anniversary of the Grant Date
•    25% on Second Anniversary of the Grant Date
•    25% on Third Anniversary of the Grant Date
• 25% on Fourth Anniversary of the Grant Date

Death or Disability: All stock options will immediately vest upon the optionee's death or disability and the optionee (or his or her estate or personal representative) will have one year from the date of death or disability to exercise the stock options.	Death or Disability: The restrictions on all restricted shares will automatically expire upon the termination of employment which results from the grantee's death or disability.

        The individual agreements entered into with our executive officers also provide the following with respect to the impact of a change-in-control of the Company on each award: (i) all stock options will immediately vest upon the occurrence of a change-in-control of the Company, and (ii) the restriction on all restricted shares will automatically expire upon the occurrence of a change-in-control of the Company. The 2008 LTIP awards granted to our Named Executive Officers were set forth in our Current Report on Form 8-K filed with the SEC on February 4, 2008.

Promotional Equity Awards

        The Committee also granted additional equity awards to Messrs. Morem and Maki in recognition of their promotions or increases in responsibility. These promotional equity awards were combined with the 2008 LTIP awards and therefore, Messrs. Morem and Maki were given the right to chose the form of promotional equity award between (1) a specified number of stock options with an exercise price equal to $16.17, the closing sale price (price for last trade) on February 1, 2008 (the grant date) as reported by The NASDAQ Global Select Stock Market, and (2) a specified number of restricted shares of our common stock. The promotional equity awards selected by Messrs. Morem and Maki were included in the disclosure set forth in our Current Report on Form 8-K filed on February 4, 2008.

CEO Compensation

        Based on the Competitive Analysis and the Board's evaluation of our CEO's performance, on February 7, 2008, the Board granted our CEO a 2008 LTIP award utilizing the same award selection program as described above. Mr. Heasley therefore had the right to choose the form of LTIP award between (1) 60,000 stock options with an exercise price equal to $14.99, the closing sale price (price for last trade) on February 7, 2008 (the grant date) as reported by The NASDAQ Global Select Stock Market, and (2) 30,000 restricted shares of our common stock. Mr. Heasley elected to receive his 2008 LTIP award in the form of stock options.

Compensation Committee Report On Executive Compensation

        The following report of the Compensation Committee shall not be deemed to be "soliciting material" or to be "filed" with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

        The Compensation Committee has reviewed and discussed the "Fiscal 2007 Compensation Discussion and Analysis" contained in this Proxy Statement with management. Based on our review and discussions, we have recommended to the Board of Directors that the "Fiscal 2007 Compensation Discussion and Analysis" be included in this Proxy Statement.

MEMBERS OF THE COMPENSATION COMMITTEE
John M. Shay, Jr., Chairman Harlan F. Seymour Jan H. Suwinski

Compensation Committee Interlocks and Insider Participation.

        No member of the Compensation Committee was at any time during fiscal 2007, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or its Compensation Committee.

FISCAL 2007 EXECUTIVE COMPENSATION

        The following table sets forth the compensation paid to or earned by our CEO, CFO and the three other most highly compensated executive officers (based on total compensation as reflected in the table below) during the fiscal year ended September 30, 2007. Mr. Lyons resigned from the Company effective February 29, 2008.

        In addition, the table below sets forth the compensation for David R. Bankhead and Anthony J. Parkinson, two former officers who retired during fiscal 2007. David R. Bankhead served as our Senior Vice President and Chief Accounting Officer until May 10, 2007 when Henry C. Lyons was appointed Chief Accounting Officer, and at such time, Mr. Bankhead ceased being an executive officer. Mr. Bankhead retired on August 15, 2007 and was serving in the capacity of Senior Vice President upon his retirement. Anthony J. Parkinson served as our Senior Vice President and President, Americas. Mr. Parkinson retired on July 31, 2007. The amounts listed below for Messrs. Bankhead and Parkinson include amounts paid or earned in connection with their termination of employment. The executive officers included in the "Fiscal Year 2007 Summary Compensation Table" in the "Fiscal 2007 Executive Compensation" section below are collectively referred to as our "Named Executive Officers".

Fiscal Year 2007 Summary Compensation Table(1)

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

(a)	(b)	(c)	(d)		(e)		(f)		(g)	(i)	(j)

Philip G. Heasley, President and Chief Executive Officer	2007	508,333	0		140,638		2,307,140		217,174	73,520	3,246,805

Craig A. Maki, Senior Vice President and Chief Corporate Development Officer(6)	2007	250,008	23,196	(7)	17,626		466,927		66,655	11,340	835,752

Henry C. Lyons, Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer(8)	2007	275,004	0		17,626		432,153		107,326	774	832,883

Mark R. Vipond, Senior Vice President and Chief Operating Officer(9)	2007	312,500	0		61,829		357,690		68,514	4,420	804,953

David N. Morem, Senior Vice President and Chief Administrative Officer(10)	2007	230,004	0		52,341		364,643		62,011	33,249	742,248

David R. Bankhead, Senior Vice President	2007	146,182	0		0		225,056		0	2,455,787	2,827,025

Anthony J. Parkinson, Senior Vice President and President – Americas	2007	208,333	0		38,186	(11)	133,227	(11)	69,692	2,168,804	2,618,242

(1)
The column to this table entitled "Change in Pension Value and Nonqualified Deferred Compensation Earnings" has been omitted because no compensation is reportable thereunder.

(2)
The amounts in column (e) represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2007, in accordance with FAS 123(R) of performance share awards granted under the 2005 Incentive Plan pursuant to LTIP and thus, may include amounts from awards granted in and prior to fiscal 2007. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts shown reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the Named Executive Officer. The assumptions used in the calculation of these amounts are included in footnote 13 to the Company's audited financial statements for the fiscal year ended September 30, 2007, included in our Annual Report. See the "Fiscal 2007 Grants of Plan-Based Awards" table for information on performance shares granted in fiscal 2007.

(3)
The amounts in column (f) represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2007, in accordance with FAS 123(R) of stock option awards granted pursuant to our stock option program and thus, may include amounts from awards granted in and prior to fiscal 2007. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts shown reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the Named Executive Officer. The assumptions used in the calculation of these amounts are included in footnote 13 to the Company's audited financial statements for the fiscal year ended September 30, 2007, included in our Annual Report. See the "Fiscal 2007 Grants of Plan-Based Awards" table for information on stock options granted in fiscal 2007.

(4)
The amounts in column (g) represent amounts earned by the Named Executive Officer during fiscal 2007 pursuant to the 2007 MIC Plans. The table below sets forth the amounts (i) paid to the executive each quarter under (1) the 2007 Fiscal Year MIC Plan prior to its termination and (2) the 2007 Calendar Year MIC Plan, and (ii) earned by the executive during fiscal 2007 under the 2007 Calendar Year MIC Plan but paid to the executive in November 2007:

	Fiscal 2007 First Quarter (Quarter Ended 12/31/2006)		Fiscal 2007 Second Quarter (Quarter Ended 3/31/2007)		Fiscal 2007 Third Quarter (Quarter Ended 6/30/2007)		Fiscal 2007 Fourth Quarter(a) (Quarter Ended 9/30/2007)

	2007 Fiscal Year MIC Plan (truncated)		2007 Calendar Year MIC Plan – First Quarter		2007 Calendar Year MIC Plan – Second Quarter		2007 Calendar Year MIC Plan – Third Quarter		Total Cash Payments Under 2007 MIC Plans

Name of Executive	($)	Payout%(b)	($)	Payout%(b)	($)	Payout%(b)	($)	Payout%(b)	($)	Payout%(b)

Philip G. Heasley	26,466	26.5%	108,724	108.7%	53,230	53.2%	28,754	28.8%	217,174	54.3%

Craig A. Maki	9,443	31.5%	32,617	108.7%	15,969	53.2%	8,626	28.8%	66,655	55.5%

Henry C. Lyons	14,165	31.5%	44,818	99.6%	27,609	61.4%	20,734	46.1%	107,326	59.6%

Mark R. Vipond	1,758	3.9%	23,096	46.2%	6,654	13.3%	37,006	74%	68,514	35.6%

David N. Morem	8,184	31.5%	25,895	99.6%	15,952	61.4%	11,980	46.1%	62,011	59.6%

David R. Bankhead	—	—	—	—	—	—	—	—	—	—

Anthony J. Parkinson	19,101	42.4%	50,591	112.4%	—	—	—	—	69,692	77.4%

  (a)
  This amount was earned pursuant to the 2007 Calendar Year MIC Plan and although earned during fiscal 2007, the fiscal 2007 fourth quarter payment was paid out in November 2007.

  (b)
  The percentages shown reflect the percentage of the target bonus opportunity amounts paid to each Named Executive Officer based on the performance metrics applicable to each Named Executive Officer and the Company's performance against such metrics during the respective quarter. These percentages do not reflect the impact of the Named Executive Officers' achievement of any IBOs or the impact of any true-up adjustments that will be taken into consideration at the end of the 2007 Calendar Year MIC plan year. All IBO attainment calculations and true-up adjustments for the 2007 Calendar Year MIC Plan are determined in the quarter ending March 31, 2008.

(5)
All Other Compensation includes the following payments or accruals for each Named Executive Officer:

Name of Executive	Employer Contributions to the 401(k) Plan ($)	Premiums for Long-Term Disability Insurance ($)	Perquisites(a) ($)	Tax Gross-Ups(b) ($)	Severance / Termination Related Payments ($)

Philip G. Heasley	4,000	420	69,100	—	—

Craig A. Maki	0	385	7,801	3,154	—

Henry C. Lyons	459	315	—	—	—

Mark R. Vipond	4,000	420	—	—	—

David N. Morem	4,652	420	27,728	449	—

David R. Bankhead	4,000	293	—	—	2,451,494	(c)

Anthony J. Parkinson	4,000	350	7,803	—	2,156,651	(d)

  (a)
  For Mr. Heasley, this amount includes a New York cost of living allowance in the amount of $26,695, reimbursement of moving expenses in the amount of $36,979 and the value of the fiscal 2007 club trip in the amount of $5,426. For Mr. Maki, this amount represents the reimbursement of moving expenses. For Mr. Morem, this amount includes a New York cost of living allowance in the amount of $27,157 and reimbursement of moving expenses in the amount of $571. For Mr. Parkinson, this amount represents the value of the fiscal 2007 club trip.

  (b)
  For Messrs. Maki and Morem, this amount represents tax gross-ups related to their tax liability for certain relocation reimbursement payments.

  (c)
  This amount represents the payment of $6,493 for accrued but unused vacation as well as the payment of $2,445,000 paid to Mr. Bankhead as a result of his inability to exercise his vested stock options within the applicable post-termination exercise periods. The Company suspended all stock option exercises during its voluntary historic stock option review and while it was not current with its SEC reporting obligations.

  (d)
  This amount represents the amounts paid or accrued to Mr. Parkinson in connection with his retirement, including (1) a lump sum cash payment of $450,000 paid in August 2007, and a lump sum cash payment of $500,000 payable on July 31, 2008, in each case, less applicable withholdings and deductions, (2) the payment of $20,048 for accrued but unused vacation, (3) the aggregate amount of $15,467 payable monthly commencing in August 2007 for the 18-month post termination COBRA coverage period, and (4) the payment of $3,500 for outplacement services. This amount also includes the payment of (1) a $20,748 bonus which represents the amount that would have been due to Mr. Parkinson under our 2007 Calendar Year MIC Plan for the period from April 1, 2007 through June 30, 2007 had Mr. Parkinson remained an employee as of the bonus payout date in August 2007, and (2) two payments in the amount of $61,645 and $1,085,243, respectively, for an aggregate amount of $1,146,888, each paid as a result of Mr. Parkinson's inability to exercise his vested stock options within the applicable post-termination exercise periods due to the fact that the Company suspended all stock option exercises during its voluntary historic stock option review and while it was not current with its SEC reporting obligations.

(6)
On January 29, 2008, the Board appointed Mr. Maki to also serve as the Company's Treasurer.

(7)
This amount reflects a bonus equivalent to the pro-rated amount Mr. Maki would have received under the fiscal 2006 MIC program to address the transitional period between the commencement of his employment with us in July 2006 and the start of the 2007 Fiscal Year MIC Plan on October 1, 2006.

(8)
Mr. Lyons ceased serving as Chief Accounting Officer in October 2007, when Scott W. Behrens was named Chief Accounting Officer. Mr. Lyons resigned from the Company effective February 29, 2008. In connection with his resignation, Mr. Lyons forfeited 123,019 stock options (which included an option to purchase 36,000 shares of our common stock granted to Mr. Lyons on February 1, 2008) and 100% of his performance shares.

(9)
On January 29, 2008, the Board appointed Mark Vipond to serve as the Company's President of Global Product. In connection with this appointment, Mr. Vipond ceased serving in the role of Chief Operating Officer.

(10)
On January 29, 2008, the Board appointed Mr. Morem to serve as the Company's President of Global Business Operations. In connection with this appointment, Mr. Morem ceased serving in the role of Chief Administrative Officer.

(11)
Mr. Parkinson forfeited 23,125 stock options and forfeited 100% of his performance shares in connection with his retirement from the Company on July 31, 2007.

Fiscal 2007 Grants of Plan Based Awards

        In fiscal 2007, we utilized three plans to award our Named Executives Officers opportunities to earn cash or equity incentive compensation: the 2007 MIC Plans, the 2005 Incentive Plan and the 1999 Option Plan. The 2007 MIC Plans provide cash compensation for quarterly and annual performance by the Company and the individual executives. The 2005 Incentive Plan and the 1999 Option Plan provide equity-based compensation for service and performance.

        The following table sets forth information concerning annual incentive cash awards, grants of stock options and grants of performance shares to our Named Executive Officers during fiscal 2007.

Fiscal 2007 Grants of Plan-Based Award(1)

All Other Option Awards: Number of Securities Underlying Options(5)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
Exercise or Base Price of Option Awards(6)
Name	Grant Date									Grant Date Fair Value(7)
		Threshold(4)	Target(4)	Maximum(4)	Threshold	Target	Maximum
(a)	(b)	($) (c)	($) (d)	($) (e)	(#) (f)	(#) (g)	(#) (h)	(#) (j)	($/Sh) (k)	($) (l)
Philip G. Heasley -2007 FY MIC Plan -2007 CY MIC Plan -2005 Incentive Plan -2005 Incentive Plan	N/A N/A 7/24/07 6/5/07	2,000 10,000 — —	100,000 500,000 — —	200,000 1,000,000 — —	— — — 4,690	— — — 9,380	— — — 14,070	— — 100,000 —	— — 32.61 —	— — 1,689,560 321,734
Craig A. Maki -2007 FY MIC Plan -2007 CY MIC Plan -2005 Incentive Plan -2005 Incentive Plan	N/A N/A 6/5/07 6/5/07	750 2,400 — —	30,000 150,000 — —	60,000 300,000 — —	— — — 2,049	— — — 4,098	— — — 6,147	— — 12,019 —	— — 34.97 —	— — 216,960 140,561
Henry C. Lyons(8) -2007 FY MIC Plan -2007 CY MIC Plan -2005 Incentive Plan -2005 Incentive Plan	N/A N/A 6/5/07 6/5/07	1,125 3,600 — —	45,000 225,000 — —	90,000 450,000 — —	— — — 2,049	— — — 4,098	— — — 6,147	— — 12,019 —	— — 34.97 —	— — 216,960 140,561
Mark R. Vipond -2007 FY MIC Plan -2007 CY MIC Plan -2005 Incentive Plan -2005 Incentive Plan -2005 Incentive Plan	N/A N/A 6/5/07 6/5/07 6/5/07	563 1,188 — — —	45,000 250,000 — — —	90,000 500,000 — — —	— — — — 2,345	— — — — 4,690	— — — — 7,035	— — 150,000 14,794 —	— — 34.97 34.97 —	— — 2,898,150 267,052 160,867
David N. Morem -2007 FY MIC Plan -2007 CY MIC Plan -2005 Incentive Plan -2005 Incentive Plan	N/A N/A 6/5/07 6/5/07	650 2,080 — —	26,000 130,000 — —	52,000 260,000 — —	— — — 2,049	— — — 4,098	— — — 6,147	— — 12,019 —	— — 34.97 —	— — 193,256 140,561
David R. Bankhead(9) -2007 FY MIC Plan	N/A	563	22,500	45,000	—	—	—	—	—	—
Anthony J. Parkinson -2007 FY MIC Plan -2007 CY MIC Plan	N/A N/A	563 281	45,000 225,000	90,000 450,000	— —	— —	— —	— —	— —	— —

(1)
The column to this table entitled "All Other Stock Awards: Number of Shares of Stock or Units" has been omitted because no other stock awards or shares of stock are reportable thereunder.

(2)
The amounts shown as estimated payouts under non-equity incentive plans include estimated payouts under both the 2007 Fiscal Year MIC Plan which ran from October 1, 2006 through December 31, 2006 and the 2007 Calendar Year MIC Plan which runs from January 1, 2007 through December 31, 2007. The actual payouts to each Named Executive Officer under the 2007 Fiscal Year MIC

  Plan and for the first three quarters of the 2007 Calendar MIC Plan are set forth in footnote 4 to the "Fiscal Year 2007 Summary Compensation Table" above.

(3)
The awards shown in columns (f) through (h) reflect shares of our common stock payable in connection with performance share awards granted to our Named Executive Officers during fiscal 2007. All performance shares granted in fiscal 2007 were granted pursuant to the terms of the 2005 Incentive Plan. These performance shares will be earned, if at all, based upon the achievement, over a defined performance period which must be at least one year (the "Performance Period"), of performance goals related to (1) the compound annual growth over the Performance Period in our 60-month contracted backlog as determined by the Company, (2) the compound annual growth over the Performance Period in our diluted earnings per share as reported in our consolidated financial statements, and (3) the compound annual growth over the Performance Period in our total revenues as reported in our consolidated financial statements. The performance shares granted on June 5, 2007 have a Performance Period from April 1, 2007 through December 31, 2009 (the "2007 Performance Period"). The amounts shown in column (f) reflect the minimum payout of performance shares above zero assuming achievement of threshold performance for each metric. The amounts shown in column (g) reflect the payout of performance shares at 100% assuming that each metric achieves target performance. The amounts shown in column (h) reflect the payout of performance shares at 150% assuming that each metric achieves maximum performance.

(4)
The amounts shown in column (c) reflect the minimum payment level under the 2007 Fiscal Year MIC Plan assuming that only the lowest weighted metric achieves threshold performance and the minimum payment level under the 2007 Calendar Year MIC Plan assuming that only the lowest weighted metric achieves threshold performance and that the executive does not achieve any IBOs. The amounts shown in column (d) reflect the target payment levels of 100% under the respective 2007 MIC Plan assuming that each performance metric achieves target performance. The amounts shown in column (e) reflect the maximum payment levels under the respective 2007 MIC Plan assuming each performance metric achieves maximum performance which payment represents 200% of the targeted amount shown in column (d).

(5)
All stock options granted to our Named Executive Officers during fiscal 2007 were granted pursuant to the terms of the 2005 Incentive Plan. Except for the 150,000 stock options granted to Mr. Vipond, all stock options granted to our Named Executive Officers in fiscal 2007 vest 25% per year beginning with the first anniversary of the date of grant. Mr. Vipond's grant of 150,000 stock options will vest 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant.

(6)
On June 5, 2007, the 2005 Incentive Plan provided that all stock options granted under the 2005 Incentive Plan shall be issued with an exercise price not less than the closing sale price (price for last trade) of our common stock as reported by The NASDAQ Global Select Stock Market for the day immediately preceding the date of grant. The Company's then-current practice was to grant stock options under the 2005 Incentive Plan with an exercise price equal to the greater of (x) the last trade price on the date of grant as reported by The NASDAQ Global Select Stock Market and (y) the last trade price on the day immediately preceding the date of grant, as reported by The NASDAQ Global Select Stock Market. Therefore, the stock options granted to our Named Executive Officers under the 2005 Incentive Plan on June 5, 2007 had an exercise price equal to $34.97 which was the greater of the closing trade prices reported by The NASDAQ Global Select Stock Market for June 4, 2007 and June 5, 2007. On July 24, 2007, our stockholders approved a proposal to amend the 2005 Incentive Plan to provide that stock options granted under the 2005 Incentive Plan shall be issued at a price not less than the closing sale price (price for last trade) of our common stock as reported by The NASDAQ Global Select Stock Market on the date of grant. As a result, the stock options granted to Mr. Heasley on July 24, 2007 were granted pursuant to the amended 2005 Incentive Plan and therefore had an exercise price equal to the closing sale price (price for last trade) of our common stock as reported by The NASDAQ Global Select Stock Market on July 24, 2007, the date of grant, which was $32.61.

(7)
The grant date fair value of each equity award was computed in accordance with FAS 123R. The grant date fair value for the estimated future payouts of performance shares granted during fiscal 2007 is based on the targeted award amount shown in column (g) of this table.

(8)
In connection with his resignation from the Company effective February 29, 2008, Mr. Lyons forfeited 123,019 stock options (which included an option to purchase 36,000 shares of our common stock granted to Mr. Lyons on February 1, 2008) and 100% of his performance shares.

(9)
The Committee elected to terminate Mr. Bankhead's participation in the 2007 Fiscal Year MIC Plan prior to December 31, 2006 and therefore, Mr. Bankhead did not receive any payments under this plan.

Outstanding Equity Awards at 2007 Fiscal Year End

	Option Awards					Stock Awards(1)

Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(2) (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)

(a)		(b)	(c)	(e)	(f)	(i)	(j)

Philip G. Heasley	7/24/07 3/9/05 3/9/05	300,000	100,000 300,000 400,000(5)	$32.61 $22.65 $22.65	7/24/2017 3/9/2015 3/9/2015	10,690	239,922

Craig A. Maki	6/5/07 8/9/06	25,000	12,019 75,000	$34.97 $34.74	6/5/2017 9/18/2016	2,049	45,795

Henry C. Lyons(7)	6/5/07 9/18/06	25,000	12,019 75,000	$34.97 $32.13	6/5/2017 9/18/2016	2,049	45,795

Mark R. Vipond	6/5/07 6/5/07 9/14/05 10/17/03 10/17/03 10/17/03 5/13/02 11/10/00 11/10/00	9,583 3,478 5,351 16,107 20,000 30,959 5,755	150,000(6) 14,794 9,584 1,160 1,784 5,370	$34.97 $34.97 $28.27 $18.00 $18.00 $18.00 $10.28 $13.87 $13.87	6/5/2017 6/5/2017 9/14/2015 10/17/2013 10/17/2013 10/17/2013 5/13/2012 11/10/2010 11/10/2010	5,345	119,461

David N. Morem	6/5/07 9/14/05 8/9/05 8/9/05	7,500 30,000	12,019 7,500 30,000 40,000(8)	$34.97 $28.27 $25.38 $25.38	6/5/2017 9/14/2015 8/9/2015 8/9/2015	4,549	101,670

David R. Bankhead	—	—	—	—	—	—	—

Anthony J. Parkinson	9/14/05	4,375	—	$28.27	10/29/07(9)	—	—

(1)
The column to this table under "Option Awards" entitled "Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options" and the columns to this table under "Stock Awards" entitled "Number of Shares of Stock that Have Not Yet Vested" and "Market Value for Shares or Units of Stock that Have Not Yet Vested" have been omitted because no shares or market value are reportable there under.

(2)
Unless otherwise noted all stock options vest 25% per year beginning with the first anniversary of the date of grant.

(3)
This column reflects the target payout of the underlying shares of our common stock related to performance shares granted pursuant to the 2005 Incentive Plan. Performance shares granted on September 14, 2005 and December 12, 2005 have a Performance Period from October 1, 2005 through September 30, 2008 and performance shares granted on June 5, 2007 have a Performance Period from April 1, 2007 through December 31, 2009. The estimated payout is based on achievement of threshold performance for each metric.

(4)
The market value of the performance shares that have not vested is calculated by multiplying the number of performance shares set forth in column (i) by the closing price of our common stock at September 28, 2007 which was $22.35.

(5)
These stock options will vest, if at all, upon the attainment by the Company, at any time between March 9, 2007 and March 9, 2015, of a market price per share for our common stock of at least $50 per share for 60 consecutive trading days.

(6)
These stock options vest 50% on the third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant.

(7)
Mr. Lyons resigned from the Company effective February 29, 2008 and in connection with his resignation he forfeited 123,019 stock options (which included an option to purchase 36,000 shares of our common stock granted to Mr. Lyons on February 1, 2008) and 100% of his performance shares. In accordance with the terms of the Stock Option Agreement dated September 18, 2006 between the Company and Mr. Lyons entered into pursuant to the 2005 Incentive Plan, Mr. Lyons had

  90 days from the date of termination of his employment to exercise any stock options vested as of February 29, 2008 and therefore, he has until May 29, 2008 to exercise his 25,000 vested stock options.

(8)
These stock options will vest, if at all, upon the attainment by the Company, at any time between March 9, 2007 and August 9, 2015, of a market price per share of our common stock of at least $50 per share for 60 consecutive trading days.

(9)
In accordance with the terms of the Stock Option Agreement dated September 14, 2005 between the Company and Mr. Parkinson entered into pursuant to the 2005 Incentive Plan, Mr. Parkinson had 90 days from the date of termination of his employment to exercise any stock options vested as of July 31, 2007 and therefore, he had until October 29, 2007 to exercise his 4,375 vested stock options.

Fiscal 2007 Option Exercises and Stock Vested

        In connection with the voluntary review of our historic stock option practices announced in October 2006, we suspended all stock purchase activity which included the exercise of stock options. This suspension remained in place until the Company became current with its SEC reporting obligations on September 25, 2007. As a result of this suspension, none of our Named Executive Officers exercised any stock options during fiscal 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

        Except for the employment agreement with Mr. Heasley described above and the Change-In-Control Employment Agreements described below that we have entered into with each of our executive officers, none of our Named Executive Officers have employment or severance agreements with the Company and their employment may be terminated at any time.

Change-In-Control Employment Agreements

        In August and September 2007, we entered into a Change-In-Control Employment Agreement (the "CIC Agreement") with each of our Named Executive Officers, excluding Messrs. Bankhead and Parkinson, and two other executive officers (each an "Executive"). The CIC Agreement replaces and supersedes the form of the change-in-control severance compensation agreement formerly in place with each of the Executives. A copy of the form of CIC Agreement for all Executives other than Mr. Heasley was attached as Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on September 7, 2007. A copy of Mr. Heasley's CIC Agreement was included as Exhibit B to the Amended CEO Employment Agreement attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on September 7, 2007.

        Under the CIC Agreement, we are required to employ the Executive for a two-year period following a change-in-control (the "Employment Period"). During the Employment Period, we must (1) pay the Executive a base salary equal to the highest annual rate of base salary paid or payable to the Executive during the 12-month period prior to the change-in-control, (2) award the Executive for each fiscal period during the Employment Period total annual and quarterly bonus opportunities in amounts greater than or equal to the Executive's target annual and quarterly bonus opportunities for the year in which the change-in-control occurs, and (3) allow the Executive opportunities to participate in the Company's incentive, savings and retirement plans to an extent no less favorable than opportunities provided for by the Company in the 120-day period prior to the beginning of the Employment Period.

        The CIC Agreement also sets forth our obligations in the event the Executive's employment terminates during the Employment Period. The following is a summary of such obligations.

        Termination of Employment Other Than for Cause or by Executive for Good Reason.    If we terminate the Executive's employment other than for cause or the Executive's death or disability, or the Executive terminates his employment for good reason, the Executive will be entitled to receive from the Company certain payments and benefits. These payments and benefits include (1) the lump sum payment of (a) the Executive's unpaid current year annual base salary through the date of termination, the current year target annual bonus pro rated through the date of termination, and any accrued and unpaid vacation pay (collectively, the "Accrued Obligations"), and (b) two or, in the case of Mr. Heasley only, three times, the sum of the Executive's annual base salary and target annual bonus; (2) continued participation at the Company's cost in the welfare benefits plans in which the Executive would have been entitled to participate, for two or, in the case of Mr. Heasley only, three years, from the date of termination or until the Executive receives equivalent benefits from a subsequent employer, in which case, welfare benefits plans provided by the Company will be secondary to the subsequent employer's plans during the applicable period of eligibility; (3) outplacement services not to exceed $50,000; and (4) any unpaid amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any other contract or agreement with, the Company or the affiliated companies at or subsequent to the date of termination (the "Other Benefits").

        Death.    If the Executive's employment is terminated by reason of the Executive's death, we must provide the Executive's estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and will have no other severance obligations under the CIC Agreement.

        Disability.    If the Executive's employment is terminated by reason of the Executive's disability, we must provide the Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under the CIC Agreement.

        Termination of Employment for Cause or by Executive other than for Good Reason.    If the Executive's employment is terminated for cause, we must provide the Executive with the Executive's annual base salary through the date of termination, and the timely payment or delivery of the Other Benefits, and will have no other severance obligations under the CIC Agreement. If the Executive voluntarily terminates employment, excluding a termination for good reason, we must provide to the Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits, and will have no other severance obligations under the CIC Agreement.

        Tax-Gross-Up.    If any payment under the CIC Agreement would be subject to excise tax, the Executive will be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes, including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and excise tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, the Executive retains an amount of the Gross-Up Payment equal to the excise tax imposed upon the payments. There is, however, a provision of the CIC Agreements under which a portion of the Executive's payments under the CIC Agreement will be forfeited if the excise tax can be eliminated (provided the forfeiture cannot exceed 10% of the amount due to the Executive).

        Non-solicitation and Non-competition Provisions.    During the Employment Period and for a period of one year following termination of employment, each Executive agrees not to (a) enter into or engage in any business that competes with the Company's business within a specified restricted territory; (b) solicit customers with whom the Executive had any contact or for which the Executive had any responsibility (either direct or supervisory) at the date of termination or at any time during the one (1) year prior to such date of termination, whether within or outside of the restricted territory, or solicit business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with the Company's business within the restricted territory; (c) divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the restricted territory, or attempt to do so; (d) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business that competes with the Company's business within the restricted territory; or (e) solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company and/or its affiliated companies to terminate their employment, representation or other association with the Company and/or its affiliated companies, provided that the foregoing shall not apply to general advertising not specifically targeted at employees, sales representatives, agents or consultants of the Company and/or its affiliated companies.

        Release.    As a condition to receiving any of the severance benefits under the CIC Agreements, the Named Executive Officers are required to release the Company and its employees from all claims that the Named Executive Officer may have against them.

Non-Compete Agreement

        Mr. Vipond is a party to a Stock and Warrant Holders Agreement dated as of December 31, 1993 (the "1993 Agreement"), whereby he has agreed not to compete with the Company for so long as he is an employee of the Company. At the election of the Company, the non-compete agreement may be extended for two years after termination of employment provided that, the Company pays for a period of two years, in accordance with the Company's normal pay periods, 50% of Mr. Vipond's average annual compensation, defined to be the average annual compensation (consisting of salary and cash compensation pursuant to incentive plans) for the three calendar years preceding the date of termination if termination of employment is voluntary or for cause and 100% if employment terminates for any other reason.

Post-Termination Benefits Under Incentive Plans

2007 Calendar Year MIC Plan

        Under the 2007 Calendar Year MIC Plan, in order to be entitled to a payment under the plan, the employee, including our Named Executive Officers, must be employed by the Company on the date of payment. If employment with the Company is terminated for any reason prior to the payment date, the employee will not be eligible for a bonus under the 2007 Calendar Year MIC Plan and forfeits all rights to such payment except to the extent otherwise provided by the Company.

2005 Incentive Plan

        Stock Options.    The award agreements for stock options granted under the 2005 Incentive Plan generally provide that if an optionee, including a Named Executive Officer, voluntarily terminates employment with the Company, all unvested stock options will terminate and the optionee will have ninety (90) days from the date of termination to exercise any vested stock options granted under the 2005 Incentive Plan. However, the award agreements also generally provide that if the optionee's employment terminates due to death or disability, all stock options will immediately vest upon the optionee's death or disability and the optionee (or his or her estate or personal representative) will have one year from the date of death or disability to exercise the stock options. Award agreements to executive officers, including our Named Executive Officers, also generally provide that all stock options will immediately vest upon the occurrence of a change-in-control of the Company. A copy of the form of Nonqualified Stock Option Agreement used to grant stock options to employees, including our Named Executive Officers, under the 2005 Incentive Plan was filed as Exhibit 10.4 to our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 filed with the SEC on September 25, 2007.

        LTIP Performance Shares.    The award agreements for LTIP Performance Shares granted under the 2005 Incentive Plan generally provide that if an employee, including a Named Executive Officer, voluntarily terminates employment with the Company prior to payment of the performance shares, all unpaid performance shares are forfeited. In the event of death, disability or termination of employment without cause, the award agreements generally provide that the Company must pay the employee a pro-rata portion of the performance shares he would have been entitled to based on the performance of the Company during the full fiscal quarters completed during the applicable Performance Period until the date of termination. Generally the award agreements for performance shares also provide that in the event of a change-in-control of the Company, the Company will pay the employee a pro-rata portion of the performance shares he would have been entitled to based on the performance of the Company during the full fiscal quarters completed during the applicable Performance Period until the date of the change-in-control. A copy of the form of LTIP Performance Shares Agreement used to grant performance shares to employees, including our Named Executive Officers, under the 2005 Incentive Plan was filed as Exhibit 10.5 to our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 filed with the SEC on September 25, 2007.

Other Stock Option Plans

        The Company has three other stock option plans pursuant to which our Named Executive Officers held outstanding stock options at the end of fiscal 2007: (a) the 1994 Stock Option Plan, as amended (the "1994 Option Plan"), (b) the 1996 Stock Option Plan, as amended (the "1996 Option Plan"), and (c) the 1999 Stock Option Plan. These plans were terminated in connection with the adoption of the 2005 Incentive Plan in March 2005.

        The award agreements for stock options granted under these option plans generally provide that if an optionee, including a Named Executive Officer, voluntarily terminates employment with the Company, all unvested stock options will terminate and the optionee will have one month (30 days under the 1994 Option Plan) from the date of termination to exercise any vested stock options. However, the award agreements also generally provide that if the optionee's employment terminates due to death or disability, all stock options will immediately vest upon the optionee's death or disability and the optionee (or his or her estate or personal representative) will have one year from the date of death or disability to exercise the stock options. The award agreements granting stock options to executive officers, including our Named Executive Officers, under each of these plans also generally provide that all stock options will immediately vest upon the occurrence of a change-in-control of the Company.

        In addition to the provisions described above, the 1994 Option Plan also provides that if the optionee retires with the consent of the Company in accordance with the normal retirement policies of the Company, then all stock options immediate vest and the optionee will have three months following his retirement to exercise the stock options.

Potential Post-Termination Benefits Table

        The table below quantifies certain compensation that would have become payable to our Named Executive Officers in the event such executive officer's employment had terminated on September 30, 2007 under various circumstances. The estimates set forth in the table are based on our Named Executive Officers' compensation and service levels as of such date and, if applicable, the closing stock price of our common stock on that date. Based on the fact that September 30, 2007 was a Sunday, the table below used the closing price of our common stock on September 28, 2007 which was $22.35. These benefits are in addition to benefits generally available to salaried employees such as distributions under our 401(k) Plan, disability benefits and accrued vacation pay.

        Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed to our Named Executive Officers may be different. Factors that could affect these amounts include the timing of any such event, our stock price and the executive's age.

	Voluntary		Involuntary
Compensation Program	For Good Reason $	Other than Good Reason $	For Cause $	Without Cause $	Death $	Disability $	Retirement $	Involuntary or for Good Reason after Change-in-Control $

Cash Severance:
Heasley	1,710,378	0	0	1,710,378	0	0	0	3,150,000
Maki	0	0	0	0	0	0	0	800,016
Lyons	0	0	0	0	0	0	0	1,000,008
Vipond	0	0	0	0	0	0	0	1,200,000
Morem	0	0	0	0	0	0	0	720,008

Bonus Payment:
Heasley	28,754	0	0	28,754	0	0	0	500,000
Maki	0	0	0	0	0	0	0	150,000
Lyons	0	0	0	0	0	0	0	225,000
Vipond	0	0	0	0	0	0	0	250,000
Morem	0	0	0	0	0	0	0	130,000

Stock Options:
Heasley	0	0	0	0	0	0	0	0
Maki	0	0	0	0	0	0	0	0
Lyons	0	0	0	0	0	0	0	0
Vipond	0	0	0	0	36,166	36,166	0	36,166
Morem	0	0	0	0	0	0	0	0

Performance Shares (1):
Heasley	0	0	0	0	0	0	0	0
Maki	0	0	0	0	0	0	0	0
Lyons	0	0	0	0	0	0	0	0
Vipond	0	0	0	0	0	0	0	0
Morem	0	0	0	0	0	0	0	0

Health & Welfare Benefit Continuation:
Heasley	30,000	0	0	30,000	0	0	0	45,000
Maki	0	0	0	0	0	0	0	30,000
Lyons	0	0	0	0	0	0	0	30,000
Vipond	0	0	0	0	0	0	0	30,000
Morem	0	0	0	0	0	0	0	30,000

Outplacement Services:
Heasley	0	0	0	0	0	0	0	50,000
Maki	0	0	0	0	0	0	0	50,000
Lyons	0	0	0	0	0	0	0	50,000
Vipond	0	0	0	0	0	0	0	50,000
Morem	0	0	0	0	0	0	0	50,000

Excise Tax Gross-Up / (Forfeiture) Related to a CIC:
Heasley	0	0	0	0	0	0	0	1,736,303
Maki	0	0	0	0	0	0	0	0
Lyons	0	0	0	0	0	0	0	0
Vipond	0	0	0	0	0	0	0	0
Morem	0	0	0	0	0	0	0	0

Totals:
Heasley	1,769,132	0	0	1,769,132	0	0	0	5,481,303
Maki	0	0	0	0	0	0	0	1,030,016
Lyons	0	0	0	0	0	0	0	1,305,008
Vipond	0	0	0	0	0	0	0	1,566,166
Morem	0	0	0	0	0	0	0	930,008

(1)
Based on the financial performance of the Company as of September 28, 2007, the Company did not meet the threshold performance requirements necessary for the payout of any performance shares to our Named Executive Officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

        We recognize that related person transactions can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than in our best interests and that of our stockholders. Accordingly, as a general matter, it is our preference to avoid related person transactions. Nevertheless, we recognize that there are situations where related person transactions may be in, or may not be inconsistent with, our best interests. Pursuant to its charter, the Audit Committee is responsible for reviewing and approving all transactions with any related person. Related persons include any of our directors or executive officers and their respective immediate family members.

        In addition, our Code of Business Conduct and Ethics establishes a policy on potential conflicts of interest. Under the Code of Business Conduct and Ethics our directors and employees, including our executive officers, must promptly report any transaction, relationship or circumstance that creates or may create a conflict of interest. Any conflict of interest for our non-director and non-executive officer employees is prohibited unless a waiver is obtained from our General Counsel. Conflicts of interest involving our directors and executive officers are prohibited unless waived by our Board or a committee of our Board. Any waiver of a conflict of interest involving one of our directors or executive officers will be promptly disclosed in accordance with applicable law and NASDAQ listing requirements. Pursuant to its charter, the Corporate Governance Committee is responsible for reviewing and considering possible conflicts of interest which involve members of our Board or management.

        We also have a Code of Ethics for the CEO and Senior Financial Officers which requires that our CEO, CFO, Chief Accounting Officer, Controller and persons performing similar functions avoid actual and apparent conflicts of interest in personal and professional relationships and that they disclosure to the Chairman of the Audit Committee any material transaction or relationship that reasonably could be expected to give rise to a conflict.

PERFORMANCE GRAPH

        In accordance with applicable SEC rules, the following table shows a line-graph presentation comparing cumulative stockholder return on an indexed basis with a broad equity market index and either a nationally-recognized industry standard or an index of peer companies selected by us. We selected the S&P 500 Index and the NASDAQ Electronic Components Index for comparison.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among ACI Worldwide, Inc., The S&P 500 Index
And The NASDAQ Electronic Components Index

*
$100 invested on 9/30/02 in stock or index-including reinvestment of dividends. Fiscal year ending September 30.

Copyright © 2007, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm

ANNUAL REPORT

        Stockholders may obtain a copy of our Annual Report and a list of the exhibits thereto without charge by written request delivered to the Company, Attn: Investor Relations, 120 Broadway, Suite 3350, New York, New York 10271. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, are available free of charge on our website at www.aciworldwide.com as soon as reasonably practicable after we file such information electronically with the SEC.

STOCKHOLDER PROPOSALS

        Proposals of stockholders intended to be presented at our 2009 Annual Meeting of Stockholders must be received at the office of the Company's Secretary, 224 South 108th Avenue, Omaha, Nebraska 68154, no later than December 22, 2008, to be considered for inclusion in the proxy statement and form of proxy for that meeting. The Corporate Governance Committee will review proposals submitted by stockholders for inclusion at our next annual meeting of stockholders and will make recommendations to our Board on an appropriate response to such proposals.

        Pursuant to Rule 14a-4(c) under the Exchange Act, if the Company does not receive advance notice of a stockholder proposal to be raised at its next annual meeting of stockholders in accordance with the requirements of the Company's Bylaws, the proxies solicited by the Company may confer discretionary voting authority to vote proxies on the stockholder proposal without any discussion of the matter in the proxy statement. The Company's Bylaws provide that written notice of a stockholder proposal must be delivered to, or mailed and received by, the Secretary of the Company at the principal executive offices of the Company not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual stockholders' meeting; provided, however, that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year's annual meeting, the stockholder must deliver the stockholder proposal not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is first made.

        As to each matter the stockholder proposes to bring before the 2009 Annual Meeting of Stockholders, the stockholder's notice must set forth: (i) a brief description of the business desired to be brought before the 2009 Annual Meeting of Stockholders and the reasons for conducting such business at such annual meeting, (ii) the name and address, as they appear on the Company's books, of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. The Company's Bylaws also provide that the chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the annual meeting and, if he should so determine, such business shall not be transacted.

OTHER MATTERS

        Our Board does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Annual Meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion.

By Order of the Board of Directors,

Dennis P. Byrnes Secretary

ANNEX A

ACI WORLDWIDE, INC.

2008 EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION PLAN

ARTICLE 1. ESTABLISHMENT, PURPOSE, AND DURATION.

        1.1    Establishment.    ACI Worldwide, Inc., a Delaware corporation (the "Company"), hereby establishes an incentive compensation plan to be known as the ACI Worldwide, Inc. 2008 Executive Management Incentive Compensation Plan (the "Plan"), as set forth in this document. This Plan shall become effective January 29, 2008 (the "Effective Date"), subject to stockholder approval, and shall remain in effect as provided in Section 1.3 hereof.

        1.2    Purpose of this Plan.    The Plan is a component of the Company's overall strategy to pay its employees for performance. The purposes of this Plan are to: (a) provide a means whereby eligible employees of the Company develop a sense of personal involvement in the development and financial success of the Company, (b) motivate them to devote their best efforts to the business of the Company thereby advancing the interests of the Company and its stockholders, (c) reward performance that supports the Company's overall objectives and success by making a portion of their cash compensation dependent on the achievement of certain goals related to the performance of the Company, and (d) attract and retain top performing employees.

        1.3    Duration of this Plan.    Unless sooner terminated as provided herein, this Plan shall terminate five (5) years from the Effective Date. After this Plan is terminated, no Annual Incentives may be granted but incentives previously granted shall remain outstanding in accordance with the terms and conditions set forth in this Plan and the applicable Annual Incentive Agreement.

ARTICLE 2. DEFINITIONS. The following terms shall have the meanings set forth below:

        (a)   "Annual Incentive" means individually or collectively, a grant under this Plan, subject to the terms of this Plan, payable in cash to a Participant as described in Article 6.

        (b)   "Annual Incentive Agreement" means either: (i) a written agreement entered into by the Company and a Participant setting forth the terms and conditions applicable to earning an Annual Incentive under this Plan, including any amendment or modification thereof, or (ii) a written statement issued by the Company to a Participant describing the terms and provisions of such Annual Incentive, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet, or other non-paper Annual Incentive Agreements, and the use of electronic, Internet, or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

        (c)   "Annual Incentive Limit" shall have the meaning set forth in Section 4.1.

        (d)   "Board" or "Board of Directors" means the Board of Directors of the Company, as constituted from time to time.

        (e)   "Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision of the Code.

        (f)    "Committee" means the Compensation Committee of the Board (or a subcommittee thereof), or any other committee designated by the Board to administer this Plan; provided, however, such committee shall consist of two or more members of the Board, all of whom shall qualify as an "outside director" pursuant to Section 162(m) of the Code. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

        (g)   "Company" means ACI Worldwide, Inc., a Delaware corporation, and any successor thereto.

        (h)   "Covered Employee" means any Participant who is or may become a "Covered Employee," as defined in Section 162(m) of the Code.

        (i)    "Effective Date" means January 29, 2008.

        (j)    "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor act thereto, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

        (k)   "Participant" means any eligible officer or key employee of the Company or a Subsidiary as set forth in Article 5 to whom an Annual Incentive is granted.

        (l)    "Performance-Based Compensation" means compensation under an Annual Incentive that is intended to satisfy the requirements of Section 162(m) of the Code for qualified performance-based compensation. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Annual Incentive which does not satisfy the requirements for performance-based compensation under Section 162(m) of the Code does not constitute performance-based compensation for other purposes, including Section 409A of the Code.

        (m)  "Performance Measures" means measures as described in Article 8 on which the performance goals for individual Annual Incentives may be based.

        (n)   "Performance Period" means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Annual Incentive.

        (o)   "Plan" means the ACI Worldwide, Inc. 2008 Executive Management Incentive Compensation Plan.

        (p)   "Plan Year" means the calendar year.

        (q)   "Subsidiary" means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

        (r)    "Target Annual Incentive" means the amount of Annual Incentive a Participant will receive if all performance goals are met at the one hundred percent (100%) level.

ARTICLE 3. ADMINISTRATION.

        3.1    General.    The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an employee, and the Committee, the Company, and its officers and directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals. A majority of the Committee (or subcommittee) will constitute a quorum, and the action of the members of the Committee (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Committee (or subcommittee).

        3.2    Authority of the Committee.    The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Annual Incentive Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Annual

Incentives and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Annual Incentive recipients, establishing all Annual Incentive terms and conditions, including the terms and conditions set forth in Annual Incentive Agreements, granting incentives as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, granting waivers of Plan or Annual Incentive Agreement conditions (but with respect to Annual Incentives intended to qualify as Performance-Based Compensation, only to the extent such action will not cause the Annual Incentive to fail to qualify as Performance–Based Compensation), accelerating the payment of Annual Incentives (but with respect to Annual Incentives intended to qualify as Performance-Based Compensation, only to the extent such action will not cause the Annual Incentive to fail to qualify as Performance–Based Compensation), correcting any defect, supplying any omission or reconciling any inconsistency in the Plan or any Annual Incentive Agreement, construing any ambiguous provision of the Plan or any Annual Incentive Agreement, and subject to Article 11, adopting modifications and amendments to this Plan or any Annual Incentive Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company and/or its Subsidiaries operate.

        3.3    Delegation.    The Committee may delegate to one or more of its members or to one or more officers of the Company and/or its Subsidiaries, or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company or its Subsidiaries to do one or both of the following on the same basis as can the Committee: (a) designate employees to be recipients of Annual Incentives; or (b) determine the size of any such payments; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Annual Incentives granted to an employee who is, on the relevant date, an officer or director of the Company, or a more than ten percent (10%) beneficial owner (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act) of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act, and (ii) the officer(s) shall report periodically to the Committee regarding the nature and value of the incentives granted pursuant to the authority delegated.

ARTICLE 4. MAXIMUM ANNUAL INCENTIVE. Unless the Committee determines at the time of grant that an Annual Incentive to a Covered Employee is not intended to qualify as Performance-Based Compensation, the following limit ("Annual Incentive Limit"), as adjusted pursuant to Sections 4.2 and/or 11.2, shall apply to Annual Incentives under this Plan: The maximum aggregate amount granted or credited with respect to an Annual Incentive to any one Participant in any one Plan Year may not exceed three million dollars ($3,000,000), determined as of the date of payout, as applicable.

ARTICLE 5. ELIGIBILITY. Officers and key employees of the Company shall be eligible to participate in the Plan as determined at the sole discretion of the Committee.

ARTICLE 6. ANNUAL INCENTIVES AND PAYMENT.

        6.1    Annual Incentives.    Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Annual Incentives to Participants in such amounts and upon such terms as the Committee may determine. If the Annual Incentive is intended to be Performance-Based Compensation, the Committee shall establish the applicable performance goals based on the Performance Measures in accordance with the requirements of Section 162(m) of the Code applicable to qualified Performance-Based Compensation.

        6.2    Target Annual Incentives.    The Committee may establish a Target Annual Incentive amount and a payment range that prescribes maximum and minimum Annual Incentives payable according to the performance of the Participant, the Company and/or its Subsidiaries as a whole or any business unit, division, channel, department, region or function within the Company and/or its Subsidiaries.

        6.3    Annual Incentive Payment.

        (a)   Payment, if any, of an Annual Incentive shall be made in cash accordance with the terms of the applicable Annual Incentive Agreement within a reasonable period of time after the end of the applicable Performance Period. Payment of an Annual Incentive may occur prior to the end of the Performance Period with respect to Annual Incentives issued to (i) Participants who are not Covered Employees, for any reason in the Committee's discretion, including, without limitation, the death or disability of the Participant, or upon a change in control of the Company as may be defined in the Annual Incentive Agreement or otherwise determined by the Committee, and (ii) Covered Employees in accordance with Treasury Regulation Section 1.162-27(e)(2)(v) or any successor regulation(s).

        (b)   If the Committee exercises its discretion to establish performance goals, the amount of the Annual Incentive that will be paid to the Participant will depend on the extent to which the performance goals are met. With respect to Participants who are Covered Employees, no Annual Incentive shall become payable until the Committee has certified in writing that the terms and conditions underlying the payment of such Annual Incentive have been satisfied.

        (c)   At its discretion, the Committee may provide a Participant with the opportunity to defer receipt of such cash payment. Any such deferral opportunity shall be in compliance with Section 409A of the Code.

        (d)   The Committee reserves the right, in its sole discretion, to reduce or eliminate the amount of an Annual Incentive otherwise payable to a Participant with respect to any Performance Period. In addition, with respect to Annual Incentives granted to Participants who are not Covered Employees, the Committee reserves the right, in its sole discretion, to increase the amount of an Annual Incentive otherwise payable to a Participant with respect to any Performance Period.

        6.4    Termination of Employment.    The Committee shall determine the extent to which the Participant shall have the right to receive all or a portion of an Annual Incentive following termination of the Participant's employment with or provision of services to the Company and/or its Subsidiaries, as the case may be. Such determination shall be in the sole discretion of the Committee, need not be uniform among all Annual Incentives issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination. In the case of Covered Employees, the foregoing determinations are subject to Section 6.3(a) of this Plan.

ARTICLE 7. TRANSFERABILITY OF ANNUAL INCENTIVES.

        7.1    Transferability.    Except as provided in Section 7.2 below, during a Participant's lifetime, his Annual Incentive shall be payable only to the Participant. Rights to an Annual Incentive shall not be transferable other than by will or the laws of descent and distribution or as required pursuant to the order of a court of competent jurisdiction. No Annual Incentive shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void.

        7.2    Committee Action.    The Committee may, in its discretion, determine that notwithstanding Section 7.1, any or all Annual Incentives shall be transferable to such transferees, and subject to such terms and conditions, as the Committee may deem appropriate.

ARTICLE 8. PERFORMANCE MEASURES.

        8.1    Performance Measures.    The measurable performance goals applicable to an Annual Incentive to a Covered Employee shall be based on specified levels of, or growth in, one or more of the following Performance Measures: (a) earnings or income before or after taxes, interest, depreciation, and/or amortization; (b) earnings per share, (c) sales and revenue; (d) operating profit; (e) return measures (including, but not limited to, return on assets, capital, working capital, equity, sales, or revenue); (f) cash flow (including, but not limited to operating cash flow, free cash flow, operating free cash flow, cash flow return on equity, debt/capital ratio, and cash flow return on investment); (g) gross or operating margins; (h) productivity ratios; (i) share price (including, but not limited to, growth measures and total stockholder return); (j) expense targets; (k) margins or cash margins; (l) operating efficiency; (m) market share; (n) customer satisfaction; (o) working capital; (p) budgets, costs (including specified types or categories) or budgeted expenses (operating and capital); (q) backlog or "revlog"; (r) contribution margins; (s) economic value added or EVA®; (t) operational measures (e.g., quality, timeliness, customer satisfaction ratings); (u) capital efficiency, (v) strategic positioning (including mergers, acquisitions or divestitures), (w) product development, product delivery, product quality or new product releases, (x) intellectual property initiatives or achievements, (y) regulatory initiatives or compliance programs, and (z) profitability or profit margins. Any Performance Measure(s) may be used to measure the performance of the Company and/or its Subsidiaries as a whole or any business unit, division, channel, department, region or function within the Company and/or its Subsidiaries, may be measured individually, alternatively or in any combination, and may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, or to a previous year's results, all as the Committee may deem appropriate, or the Performance Measure(s) may be compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (i) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated payment of any Annual Incentive based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 8 (but with respect to Annual Incentives intended to qualify as Performance-Based Compensation, only to the extent such action will not cause the Annual incentive to fail to qualify as Performance-Based Compensation).

        8.2    Evaluation of Performance.    The Committee may provide that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to stockholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions may affect Annual Incentives to Covered Employees, they shall be prescribed in a manner and at a time such that such action will not cause such Annual Incentives to fail to qualify as Performance-Based Compensation.

        8.3    Adjustment of Performance-Based Compensation.    Annual Incentives that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Annual Incentives downward, either on a formula or discretionary basis or any combination, as the Committee determines. The Committee may provide, in its sole and absolute discretion, either in connection with the grant of the Annual Incentive or by amendment thereafter, that achievement of the applicable Performance Measures will be waived upon the death or disability of the Participant, or upon a change in control of the Company. In the case of Covered Employees, the foregoing determinations are subject to Section 6.3(a) of this Plan.

        8.5    Committee Discretion.    (a) In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval; provided that any such change will not cause Annual Incentives intended to qualify as Performance-Based Compensation to fail to qualify as Performance-Based Compensation.

        (b)   In addition, the Committee shall have the right, in its sole and absolute discretion, to grant Annual Incentives that are not intended to qualify as Performance-Based Compensation. In the event that the Committee determines that it is advisable to grant Annual Incentives that are not intended to qualify as Performance-Based Compensation, the Committee may make such awards without satisfying the requirements of Section 162(m) of the Code and utilize Performance Measures other than those set forth in Section 8.1.

ARTICLE 9. BENEFICIARY DESIGNATION.    Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such beneficiary designation, incentives earned but unpaid at the Participant's death shall be paid to the Participant's executor, administrator, or legal representative.

ARTICLE 10. NO RIGHT OF EMPLOYMENT OR PARTICIPATION.

        10.1    No Right of Employment.    Nothing in this Plan or any Annual Incentive Agreement shall interfere with or limit in any way the right of the Company and/or its Subsidiaries to terminate any Participant's employment or service to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continued employment for any specified period of time. Neither an Annual Incentive Agreement nor any benefits arising under this Plan shall constitute an employment contract with the Company and/or its Subsidiaries and, accordingly, subject to Articles 3 and 11, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company and/or its Subsidiaries.

        10.2    No Right to Participation.    No individual shall have the right to be selected to receive an Annual Incentive under this Plan, or, having been so selected, to be selected to receive a future Annual Incentive. Neither the Company, its Subsidiaries nor the Committee is obligated to treat Participants or eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among eligible Participants who receive, or are eligible to receive, Annual Incentives (whether or not such eligible Participants are similarly situated).

ARTICLE 11. AMENDMENT, MODIFICATION, SUSPENSION, AND TERMINATION.

        11.1    Amendment, Modification, Suspension, and Termination.    Subject to Sections 11.3 and 11.4, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and/or any Annual Incentive Agreement in whole or in part; provided, however, that any alteration, amendment or modification that requires stockholder approval in order to allow Annual Incentives under the Plan to qualify as Performance-Based Compensation under Section 162(m) of the Code, or to comply with other applicable laws or regulations, shall be made subject to such stockholder approval.

        11.2    Adjustment of Annual Incentives and Performance Goals Upon the Occurrence of Certain Unusual or Nonrecurring Events.    The Committee may make adjustments in the terms and

conditions of, and the Performance Measures and performance goals for Annual Incentives in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 8.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

        11.3    Amendment to Conform to Law.    Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Annual Incentive Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Annual Incentive Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder.

        11.4    Limitations.    No action otherwise authorized by this Article 11 or Section 14.9(b) below may be taken if such action will cause any Annual Incentive intended to qualify as Performance-Based Compensation to fail to qualify as Performance-Based Compensation.

ARTICLE 12. TAX WITHHOLDING.    The Company shall have the power and the right to deduct or withhold, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

ARTICLE 13. SUCCESSORS.    All obligations of the Company under this Plan with respect to Annual Incentives granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 14. GENERAL PROVISIONS.

        14.1    Forfeiture Events.    (a) The Committee may specify in an Annual Incentive Agreement that the Participant's rights, payments, and benefits with respect to an Annual Incentive shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable performance conditions of an Annual Incentive. Such events may include, but shall not be limited to, termination of employment, violation of material Company and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries.

        (b)   If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Annual Incentive earned or accrued during the twelve (12) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

        14.2    Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

        14.3    Severability.    In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

        14.4    Requirements of Law.    The payment of Annual Incentives shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies.

        14.5    Employees Based Outside of the U.S.    Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company and/or its Subsidiaries operate or have employees, the Committee, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by this Plan, (b) determine which employees outside the U.S. are eligible to participate in this Plan, (c) modify the terms and conditions of any Annual Incentive Agreement to employees outside the U.S. to comply with applicable foreign laws, (d) establish subplans and modify terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 14.5 by the Committee shall be attached to this Plan document as appendices, (e) take any action, before or after an Annual Incentive is granted, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals. Notwithstanding the above, the Committee may not take any actions hereunder, and no Annual Incentives shall be paid, that would violate applicable law.

        14.6    Unfunded Plan.    Participants shall have no right, title, or interest whatsoever in or to any investments that the Company and/or its Subsidiaries may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company and/or its Subsidiaries under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or a Subsidiary, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company or a Subsidiary, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

        14.7    Retirement and Welfare Plans.    Cash paid pursuant to this Plan may not be included as "compensation" for purposes of computing the benefits payable to any Participant under the Company's or any Subsidiary's retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant's benefit.

        14.8    Nonexclusivity of this Plan.    The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

        14.9    No Constraint on Corporate Action.    Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company's or a Subsidiary's right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) subject to Section 11.4 above, limit the right or power of the Company or a Subsidiary to take any action which such entity deems to be necessary or appropriate. Subject to the provisions of Article 11 and notwithstanding anything else herein to the contrary, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

        14.10    Governing Law.    The Plan and each Annual Incentive Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Annual Incentive Agreement, recipients of an Annual Incentive under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to this Plan or any related Annual Incentive Agreement.

        14.11    Headings.    The headings used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize, or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions had been used in the Plan.

        14.12    Conflicts.    In the event any provision of any Annual Incentive Agreement granted under the Plan shall conflict with any term in the Plan, the term in the Plan shall control.

        14.13    Successors and Assigns.    The Plan is binding on and will inure to the benefit of any successor to the Company, whether by way of merger, consolidation, purchase, or otherwise.

        14.14    No Strict Construction.    No rule of strict construction shall be applied against the Company or any other person in the interpretation of any of the terms of the Plan, any Annual Incentive Agreement, any Annual Incentive granted under the Plan, or any rule, regulation or procedure established by the Committee.

ACI WORLDWIDE, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 10, 2008

8:30 a.m. EDT

NASDAQ MarketSite, 4 Times Square

New York, New York 10036

ACI	ACI Worldwide, Inc. 120 Broadway, Suite 3350 New York, New York 10271	Proxy Card

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 10, 2008.

The undersigned hereby appoints Dennis P. Byrnes, Victoria H. Finley and Tamar Gerber (collectively referred to as the “Named Proxies”), and each of them, with power to appoint a substitute, to vote, in accordance with the specifications appearing below, all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of ACI Worldwide, Inc., a Delaware corporation (the “Company”), to be held on Tuesday, June 10, 2008, at 8:30 a.m. EDT (New York time) at the NASDAQ MarketSite, 4 Times Square (at 43rd Street and Broadway), New York, New York 10036, and at all adjournments hereof, and, in their discretion, upon all other matters that may properly come before the Annual Meeting or any adjournment or adjournments thereof, and hereby revokes all former proxies. The undersigned hereby acknowledges receipt of the Proxy Statement for the Annual Meeting.

IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED ONLY AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

The Company’s Proxy Statement and Annual Report are available online at www.proxydocs.com/aciw

See reverse for voting instructions

COMPANY#

There are three ways to vote your proxy:

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Card.

VOTE BY PHONE  —  TOLL FREE  —  1-800-560-1965  —  QUICK, EASY, IMMEDIATE

•                  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 1:00 p.m. EDT (New York time) on June 9, 2008.

•                  Please have your Proxy Card and the last four digits of your Social Security Number or your taxpayer identification number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET  —  http://www.eproxy.com/aciw/  —  QUICK, EASY, IMMEDIATE

•                  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 1:00 p.m. EDT (New York time) on June 9, 2008.

•                  Please have your Proxy Card and the last four digits of your Social Security Number or your taxpayer identification number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

•                  Mark, sign and date your Proxy Card and return it in the postage-paid envelope provided or return it to ACI Worldwide, Inc., c/o Shareowner Services™, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

Please detach here

The Board of Directors recommends a vote FOR all nominees for Director and FOR Proposals 2 and 3.

1. ELECTION OF DIRECTORS:
01	Alfred R. Berkeley, III	04	Harlan F. Seymour	07 Jan H. Suwinski	☐ FOR all nominees (except as noted below)
02	John D. Curtis	05	John M. Shay, Jr.
03	Philip G. Heasley	06	John E. Stokely		☐ WITHHOLD all nominees

(To withhold authority to vote for any indicated nominee(s), write the number(s) to the left of the nominee(s) in the box provided to the right)

2. APPROVAL OF THE ADOPTION OF THE 2008 EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION PLAN

☐   FOR   ☐   AGAINST   ☐   ABSTAIN

3.  RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

☐   FOR   ☐   AGAINST   ☐   ABSTAIN

In their discretion, the Named Proxies are authorized to vote on such other business as may properly come before the Annual Meeting, including on the election of any substituted director nominee.

Address Change? If so, mark box ☐ and indicates changes below:				Dated:	, 2008

					Signature
					(If there are co-owners both must sign)

Please sign exactly as your name(s) appear on the Proxy Card. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should use full name of corporation and title of authorized officer signing the Proxy Card.

QuickLinks

ACI WORLDWIDE, INC.
PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS to be held on June 10, 2008
INFORMATION ABOUT THE MEETING, VOTING AND PROXIES
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 10, 2008
The Company's Proxy Statement and Annual Report are also available online at www.proxydocs.com/aciw
PROPOSAL 1 ELECTION OF DIRECTORS
GENERAL INFORMATION REGARDING OUR BOARD AND ITS COMMITTEES
DIRECTOR COMPENSATION
Fiscal 2007 Director Summary Compensation Table (1)
CORPORATE GOVERNANCE
PROPOSAL NO. 2 APPROVAL OF THE ADOPTION OF THE 2008 EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION PLAN
REPORT OF AUDIT COMMITTEE
PROPOSAL 3 RATIFICATION OF APPOINTMENT OF THE COMPANY'S INDEPENDENT AUDITOR
INFORMATION REGARDING SECURITY OWNERSHIP
INFORMATION REGARDING EQUITY COMPENSATION PLANS
FISCAL 2007 COMPENSATION DISCUSSION AND ANALYSIS
FISCAL 2007 EXECUTIVE COMPENSATION
Fiscal 2007 Grants of Plan-Based Award (1)
Outstanding Equity Awards at 2007 Fiscal Year End
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
ANNUAL REPORT
STOCKHOLDER PROPOSALS
OTHER MATTERS